Exhibit 10.7

Execution Version

NOTE PURCHASE AGREEMENT

by and among

GPAQ ACQUISITION HOLDINGS, INC.

and

the Purchasers named herein

8.00% Convertible Notes due 2025

Dated as of July 1, 2020

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SECTION 4. REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER.		17
4.1	Purchase for Own Account.	17
4.2	Accredited Investor.	17
4.3	Authorization.	18
4.4	Notes Restricted.	18
4.5	ERISA.	18

SECTION 5. COVENANTS.		19
5.1	Payment of Notes.	19
5.2	Stay, Extension and Usury Laws.	19
5.3	Reports.	20
5.4	Compliance Certificate.	21
5.5	Restricted Payments.	22
5.6	Dividend and other Payment Restrictions Affecting Subsidiaries.	25
5.7	Incurrence of Indebtedness and Issuance of Preferred Stock.	27
5.8	Asset Sales.	30
5.9	Transactions with Affiliates.	34
5.10	Liens.	36
5.11	Merger; Successor Corporation.	37
5.12	Subsidiary Guarantees.	37
5.13	Designation of Restricted and Unrestricted Subsidiaries.	37
5.14	Minimum Cash Equivalents.	38
5.15	Taxes.	38
5.16	Corporate Existence.	38
5.17	Limitation on Business.	39
5.18	Maintenance of Properties.	39
5.19	Maintenance of Insurance.	39

SECTION 6. REDEMPTION.		39
6.1	Optional Redemption.	39
6.2	Selection of Notes to Be Redeemed.	40
6.3	Notice of Redemption.	40
6.4	Effect of Notice of Redemption.	41
6.5	Payment of Redemption Price.	41
6.6	Purchase at the Option of Holders Upon a Fundamental Change	41
6.7	Effect of Fundamental Change Purchase Notice	43
6.8	Withdrawal of Fundamental Change Purchase Notice	43
6.9	Notes Purchased in Whole or in Part	44
6.10	Covenant to Comply With Applicable Laws Upon Purchase of Notes	44

SECTION 7. DEFAULTS AND REMEDIES.		44
7.1	Events of Default.	44
7.2	Acceleration of Notes; Remedies.	46
7.3	Other Remedies.	47
7.4	Waiver of Past Defaults.	47
7.5	Rights of Holders to Receive Payment.	47
7.6	Undertaking for Costs.	47

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SECTION 8. CONVERSION		47
8.1	Right to Convert.	47
8.2	Conversion Procedures; Settlement Upon Procedure.	47
8.3	Adjustment of Conversion Rate.	50
8.4	Certain Other Adjustments.	59
8.5	Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale.	59
8.6	Shares to Be Fully Paid.	61
8.7	Taxes on Shares Issued.	61
8.8	Reservation of Shares; Shares to be Fully Paid; Compliance With Governmental Requirements; Listing of Common Stock.	61
8.9	Notice to Holders Prior to Certain Actions.	62

SECTION 9. AMENDMENTS AND WAIVERS.		62
9.1	With Consent of Holders.	62
9.2	Revocation and Effect of Consents.	64
9.3	Notation on or Exchange of Notes.	64
9.4	Payment of Expenses.	64

SECTION 10. DEFINITIONS.		64
10.1	Definitions.	64
10.2	Rules of Construction.	90

SECTION 11. MISCELLANEOUS.		90
11.1	Notices.	90
11.2	Successors and Assigns.	90
11.3	Counterparts.	91
11.4	Headings.	91
11.5	Governing Law; Submission to Jurisdiction.	91
11.6	Entire Agreement.	92
11.7	Severability.	92
11.8	Further Assurances.	94
11.9	Disclosure of Financial Information	91
11.10	Survival	92

Annexes:

Annex A	Form of Note
Annex B	Wire Instructions
Annex C	Form of Opinion of Counsel to the Company
Annex D	Form of Guarantee
Annex E	Form of Warrant Agreement
Annex F	Form of Officers’ Certificate
Annex G	Form of Registration Rights Agreement

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NOTE PURCHASE AGREEMENT

This Note Purchase Agreement dated as of July 1, 2020 (this “Agreement”) is entered into by and among GPAQ Acquisition Holdings, Inc., a Delaware corporation (the “Company”), and the purchasers listed on the signature pages hereto (each a “Purchaser” and collectively, the “Purchasers” and, together with the Company, the “Parties”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 10.1.

In consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company agrees, and each of the Purchasers agrees, severally but not jointly, as follows:

SECTION 1. PURCHASE AND SALE OF NOTES.

1.1 Issue of Notes.

On or before the Closing, the Company will have authorized (a) the original issue and sale to the Purchasers (other than the Converting Founders), in the respective amounts set forth on the signature pages hereof, of $16,500,000 aggregate principal amount of its 8.00% Convertible Notes due 2025 (the “Notes”), to be issued substantially in the form attached hereto as Annex A and (b) the original issue to the Converting Founders, in the respective amounts set forth on the signature pages hereof, of $4,221,293 aggregate principal amount of the Notes, which shall be issued to the Converting Founders pursuant to the conversion of their Founders Notes described on the signature pages hereof. The aggregate principal amount of the Notes outstanding at any time may not exceed $20,721,293 plus the aggregate principal amount of PIK Interest issued pursuant to Section 1 of the Notes.

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1.2 Purchase and Sale of Notes.

(a) Purchase and Sale. The Company agrees to sell and, subject to the terms and conditions set forth herein and in reliance on the representations and warranties of the Parties contained or incorporated herein, each of the Purchasers (other than the Converting Founders) agrees, severally but not jointly, to purchase the Notes set forth below such Purchaser’s name on the signature pages hereto at the purchase price indicated therein. As indicated on each such Purchaser’s signature page, such purchase price will be paid either in the form of cash or an exchange of or reduction or cancellation of indebtedness owed to such Purchaser by HOF Village. In addition, the Company shall issue to the Converting Founders, in the respective principal amounts set forth on their respective signature pages hereof, Notes into which like principal amounts of Founder Notes are being converted pursuant to the terms thereof.

(b) Closing. The purchase, sale and issuance of the Notes shall take place at a closing (the “Closing”) at the offices of Hunton Andrews Kurth LLP, 200 Park Avenue, New York, NY 10166, at 10:00 a.m. Eastern Time on July 1, 2020, or such other Business Day as may be agreed upon by the Purchasers and the Company (the “Closing Date”). At the Closing, the Company will deliver to each of the Purchasers the Notes to be purchased by (or issued upon conversion of Founder Notes to) such Purchaser (in such denomination or denominations and registered in such Purchaser’s name or the name of such nominee or nominees as such Purchaser may request), dated the Closing Date. In the case of Notes being issued and sold to Purchasers (other than Converting Founders) such delivery of Notes by the Company shall be made against payment of the purchase price therefor by either (i) in the case of a cash payment, intra-bank or Federal funds bank wire transfer of same day funds to such bank account which is identified on Annex B hereto or such other account as the Company shall designate at least two Business Days prior to the Closing or (ii) in the case of payment in the form of an exchange of or reduction or cancellation of indebtedness owed to such Purchaser by HOF Village, the delivery by such Purchaser of documentation, in a form and substance reasonably satisfactory to the Company, evidencing such exchange or reduction or cancellation of such indebtedness, as applicable. In the case of Notes being issued to each of the Converting Founders, such delivery of Notes by the Company to such Converting Founder shall be made upon (i) conversion of the Founder Notes held by such Converting Founder, as indicated on its signature page hereof and (ii) delivery to the Company by such Converting Founder of documentation, in a form and substance reasonably satisfactory to the Company, evidencing such conversion (including without limitation, the conversion election notice required pursuant to the terms of such Founder Notes).

(c) Fees and Expenses. Regardless of whether the Notes are sold, the Company agrees to pay or reimburse all reasonable and documented expenses relating to this Agreement in an amount not to exceed $500,000, including but not limited to:

(i) each Purchaser’s reasonable expenses incurred in connection with the transactions contemplated by this Agreement including, without limitation, travel and lodging expenses and all costs incurred in connection with such Purchaser’s review of the Company’s business and operations;

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(ii) the reasonable fees and expenses of the Purchasers’ counsel, K&L Gates LLP, in connection herewith;

(iii) the reasonable fees and expenses (including the reasonable fees and expenses of counsel) in connection with any registration or qualification of the Notes required in connection with the offer and sale of the Notes pursuant to this Agreement under the securities or “blue sky” laws of any jurisdiction requiring such registration or qualification or in connection with obtaining any exemptions from such requirements;

(iv) each Purchaser’s reasonable expenses (including the reasonable fees and expenses of counsel) relating to any amendment to, or modification of, or any waiver or consent or preservation of rights under, this Agreement; and

(v) all other expenses, including without limitation reasonable counsel’s fees, accountants’ fees and any rating agency fees incurred by the Company in connection with the transactions contemplated by this Agreement.

The Company shall deliver to each of the Purchasers or to such other persons as such Purchaser shall direct, concurrently with the Closing, by intra-bank or Federal funds bank wire transfer of same day funds in the amounts and pursuant to the wire instructions set forth on Annex B hereto, payment for any documented out-of-pocket expenses for which such Purchaser is entitled to reimbursement pursuant to this Section 1.2(c), including, without limitation, the documented fees and expenses of such Purchaser’s counsel.

(d) Other Purchasers. Each Purchaser’s obligations hereunder are subject to the execution and delivery of this Agreement by the other Purchasers listed on the signature pages hereof. The obligations of each Purchaser shall be several and not joint, and no Purchaser shall be liable or responsible for the acts of any other Purchaser under this Agreement.

1.3 Registration of Notes.

The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (the “Notes Register”). The names and addresses of the Holders of Notes, the payment of PIK Interest, the transfer of Notes and the names and addresses of the transferees of the Notes shall be registered in the Notes Register.

The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement, and the Company shall not be affected by any notice to the contrary, until due presentment of such Note for registration of transfer as provided in this Section 1.3. Payment of or on account of the principal, premium, if any, and interest on any registered Note shall be made to or upon the written order of such registered holder.

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When Notes are presented to the Company with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Company shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met.

1.4 Delivery Expenses.

If a Holder surrenders any Note to the Company for any reason, the Company shall pay the cost of delivering to such Holder’s home office or to the office of such Holder’s designee from the Company, insured to such Holder’s satisfaction, the surrendered Note and each Note issued in substitution, replacement or exchange for the surrendered Note.

1.5 Issue Taxes.

The Company agrees to pay all documentary stamp taxes and other governmental charges (other than taxes in the nature of income, franchise, property, estate, inheritance, gift or similar taxes) and governmental fees in connection with the issuance or delivery by the Company to each Holder of the Notes, and any modification of any of such Notes and will save such Holder harmless without limitation as to time against any and all liabilities with respect to all such taxes and fees. The obligations of the Company under this Section 1.5 are in addition to any other obligations of the Company contained elsewhere in this Agreement and shall survive the payment or prepayment of the Notes, at maturity, upon redemption or otherwise and the termination of this Agreement.

1.6 Direct Payment.

The Company will pay or cause to be paid all amounts payable with respect to any Note (without any presentment of such Note and without any notation of such payment being made thereon) by crediting (before 12:00 Noon, Eastern Time), by Federal funds bank wire transfer in same day funds to each Holder’s account in any bank in the United States of America as may be designated and specified in writing by such Holder at least two Business Days prior thereto. Each Purchaser’s initial bank account for this purpose is on Annex B hereto. In the event that the Company elects to make a PIK Interest Payment, then, in addition to making the wire transfer of the cash portion of the PIK Interest Payment, the Company shall make a record in the Note Register of the corresponding increase in the principal amount of the applicable Notes.

1.7 Lost, Etc. Note.

If a mutilated Note is surrendered to the Company or if the Holder of a Note claims and submits an affidavit or other evidence, reasonably satisfactory to the Company, to the effect that the Note has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Note if the customary requirements relating to replacement securities are reasonably satisfied. If required by the Company, such Holder must provide an indemnity bond, or other form of indemnity, sufficient in the reasonable judgment of the Company to protect the Company from any loss which it may suffer if a Note is replaced. If any Purchaser or any other institutional Holder (or nominee thereof) is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of the Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the unsecured written agreement of such owner reasonably satisfactory to the Company, to indemnify the Company or at the option of the Purchaser, an indemnity bond in the amount of the Note remaining outstanding.

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Every replacement Note is an obligation of the Company.

1.8 Indemnification.

(a) Indemnification by the Company. The Company agrees to indemnify each of the Purchasers (i) from all costs, losses, liabilities, damages, or expenses, and (ii) hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action as a result of, arising out of, or in any way related to the breach of any of the representations or warranties of the Company contained herein or in any certificate or instrument delivered by or on behalf of the Company hereunder, and in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them (regardless of whether a party thereto), provided that such claim for indemnification relating to a breach of the representations or warranties is made prior to the expiration of such representations or warranties to the extent applicable; and provided further, that no Purchaser shall be entitled to recover special, consequential (including lost profits) or punitive damages under this Section 1.8(a) (other than any such damages to the extent that such damages arise from Third Party Claims).

(b) Indemnification by each Purchaser. Each Purchaser agrees, severally and not jointly, to indemnify the Company from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands and causes of action and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein or in any certificate or instrument delivered by such Purchaser hereunder; provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty; and provided further, that the Company shall not be entitled to recover special, consequential (including lost profits) or punitive damages under this Section 1.8(b) (other than any such damages to the extent that such damages arise from Third Party Claims); provided further, that in no event will such Purchaser be liable under this Section 1.8(b) for any amount in excess of the sum total of the purchase price set forth on such Purchaser’s signature page to this Agreement.

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(c) No Indemnification for Covenant Breach. Notwithstanding any other provision in this Agreement, no indemnification shall be available for any costs, losses, liabilities, damages, or expenses as a result of, arising out of, or in any way related to the breach by the Company of any of the covenants set forth in this Agreement.

(d) Indemnification Procedures. Promptly after any Company or Purchaser (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third party, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from those available to the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party.

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(e) Tax Treatment. All indemnification payments under this Section 1.8 shall be adjustments to the purchase price set forth on such applicable Purchaser’s signature page to this Agreement except as otherwise required by applicable Law.

1.9 Further Actions.

During the period from the date hereof to the Closing Date, the Company shall (i) take all actions necessary or appropriate to cause its representations and warranties contained in Section 3 hereof to be true and correct as of the Closing Date (unless stated to refer to another date), both before and after giving effect to the transactions contemplated by this Agreement, as if made on and as of such date, and (ii) take, or cause to be taken, all action, and do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining all consents and approvals of all Persons and removing all injunctive or other impediments or delays, legal or otherwise, which are necessary to the consummation of the transactions contemplated by this Agreement.

1.10 Other Covenants.

The Company covenants and agrees to not, and will ensure that no affiliate (as defined in Rule 501(b) of the Securities Act) of the Company will, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Notes in a manner that would require the registration under the Securities Act of the sale to the Purchasers of the Notes.

SECTION 2. CLOSING CONDITIONS.

The obligations of each Purchaser to purchase and pay for the Notes to be delivered to such Purchaser at the Closing shall be subject to the satisfaction of each of the following conditions on or before the Closing Date:

2.1 Delivery of Documents.

The Company shall have delivered to each Purchaser, in form and substance satisfactory to such Purchaser, the following:

(a) The Notes being purchased by such Purchaser, duly executed by an officer of the Company, in the aggregate principal amount set forth below such Purchaser’s name on the signature pages hereto.

(b) A legal opinion, dated the Closing Date and addressed to the Purchasers, from Hunton Andrews Kurth LLP, counsel for the Company, substantially in the form attached hereto as Annex C.

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In rendering such opinions described in this Subsection (b), counsel may rely as to factual matters upon certificates or other documents furnished by officers and directors of the Company (copies of which shall be delivered to such Purchaser) and by government officials, and upon such other documents as such counsel deem appropriate as a basis for their opinion.

(c) The Registration Rights Agreement, duly executed by an officer of the Company.

(d) The Warrant Agreement, duly executed by an officer of the Company.

(e) Resolutions of the Board of Directors of the Company, certified by the Secretary or Assistant Secretary of the Company, to be duly adopted and in full force and effect on such date, authorizing (i) the execution, delivery and performance of this Agreement, the Registration Rights Agreement and the consummation of the transactions contemplated hereby, (ii) the issuance of the Notes and shares of Common Stock issuable upon conversion of the Notes, (iii) the issuance of any warrants pursuant to the terms hereof upon redemption of any Notes and the issuance of shares of Common Stock issuable upon exercise of such warrants and (iv) specific officers of the Company to execute and deliver this Agreement, the Registration Rights Agreement and the Notes.

(f) Certificates of the Chief Executive Officer or Chief Financial Officer of the Company, dated the Closing Date, certifying that (i) all of the conditions set forth in Sections 2.2, 2.3, 2.4 and 2.5 are satisfied on and as of such date and specifying as to each such condition the satisfaction thereof, (ii) all of the representations and warranties of the Company, as the case may be, contained or incorporated by reference herein are true and correct on and as of such date as though made on and as of such date (unless stated to relate to another date), and (iii) as to such other matters as any Purchaser may reasonably request.

(g) The Purchasers shall have received on and as of the Closing Date satisfactory evidence of the good standing of the Company in its jurisdiction of organization and its good standing in such other jurisdictions as the Purchasers may reasonably request, in each case in writing or any standard form of telecommunication, from the appropriate governmental authorities of such jurisdictions.

(h) Copies of the Charter Documents of the Company, certified as of a recent date by the Secretary of State of the relevant state of incorporation and certified by the Secretary or Assistant Secretary of the Company, as true and correct as of the Closing Date.

(i) Certificates of the Secretary or an Assistant Secretary of the Company as to the incumbency and signatures of the officers or representatives of such Company executing this Agreement, the Registration Rights Agreement, the Notes and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

(j) Such additional information and materials as any Purchaser may reasonably request, including, without limitation, copies of any debt agreements, security agreements and other contracts to which the Company is a party.

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2.2 Consummation of the HOFV Acquisition.

All conditions to the closing of the HOFV Acquisition pursuant to the terms of the HOFV Acquisition Agreement shall be reasonably satisfied such that the Closing shall occur immediately prior to the closing of the HOFV Acquisition.

2.3 Representations and Warranties.

Unless stated to relate to another date, all of the representations and warranties of the Company contained or incorporated by reference herein shall be true and correct in all material respects (except that such phrase “in all material respects” shall be disregarded to the extent that any such representation and warranty is qualified by “material,” “Material Adverse Effect” or any similar terms or by any phrase using any of such terms) on and as of the Closing Date.

2.4 Additional Equity Capital.

The Company shall have sold newly issued Common Stock for gross proceeds of at least $20,000,000.

2.5 No Material Adverse Effect.

Subsequent to September 30, 2019: (a) the Company shall not have suffered any adverse change in its properties, business, operations, assets, condition (financial or otherwise) or prospects which could reasonably be expected to result in a Material Adverse Effect; and (b) (i) except as described the Company’s Registration Statement on Form S-4 filed on November 12, 2019 (as amended to date) there shall not have been any material change in the capital stock or long-term debt, or material increase in short-term debt, of any of the Company and (ii) the Company shall not have incurred any liability or obligation, direct or contingent, that is material to the Company or, is required to be disclosed on a balance sheet in accordance with GAAP and is not disclosed on the latest balance sheet previously provided to the Purchasers.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants, on the date hereof and as of the Closing, as follows:

3.1 Authorization; Capitalization.

The Company has taken all actions necessary to authorize it (i) to execute, deliver and perform all of its obligations under the Agreement, and (ii) to consummate the transactions contemplated thereby. Without limiting the generality of the preceding sentence, the Company has taken all actions necessary to authorize it to issue and perform all of its obligations under the Notes. The Agreement is a legally valid and binding obligation of the Company, enforceable against it in accordance with its respective terms, except for (a) the effect thereon of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and (b) limitations imposed by equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions thereof and upon the availability of injunctive relief or other equitable remedies.

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Except as disclosed in the SEC Filings, on the Closing Date, there are no outstanding (i) securities convertible into or exchangeable for any Equity Interests of the Company, (ii) options, warrants or other rights to purchase or subscribe to Equity Interests of the Company or securities convertible into or exchangeable for Equity Interests of the Company, (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any Equity Interests of the Company, any such convertible or exchangeable securities or any such options, warrants or rights or (iv) voting trusts, agreements, contracts, commitments, understandings or arrangements with respect to the voting of any of the Equity Interests of the Company.

Other than the Registration Rights Agreement, the Company has not entered into an agreement to register its securities under the Securities Act. Other than this Agreement or as disclosed in the SEC Filings, the Company has not entered into any agreement to issue, purchase or sell any of its securities.

3.2 No Violation or Conflict; No Default.

(a) Neither the execution, delivery or performance of this Agreement, the Registration Rights Agreement or the Notes by the Company, nor the compliance with its respective obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby and thereby, nor the issuance, sale or delivery of the Notes will:

(i) violate any provision of the Charter Documents of the Company;

(ii) violate any statute, law, rule or regulation or any judgment, decree, order, regulation or rule of any court or governmental authority or body to which the Company or any of its respective properties may be subject;

(iii) permit or cause the acceleration of the maturity of any debt or obligation of the Company; or

(iv) violate, or be in conflict with, or constitute a default under, or permit the termination of, or require the consent of any Person under, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any property of the Company under, any mortgage, indenture, loan agreement, note, debenture, agreement for borrowed money or any other agreement to which the Company is a party or by which the Company (or its properties) may be bound, other than such violations, conflicts, defaults, terminations and Liens, or such failures to obtain consents, which could not reasonably be expected to result in a Material Adverse Effect.

(b) The Company is not in default (without giving effect to any grace or cure period or notice requirement) under any agreement for borrowed money or under any agreement pursuant to which any of its securities were sold.

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3.3 Use of Proceeds.

The proceeds from the sale of the Notes pursuant to this Agreement will be to (i) fund the Company’s obligations pursuant to the HOFV Acquisition Agreement, (ii) to satisfy working capital obligations and (iii) to pay transaction fees and expenses.

3.4 No Material Adverse Change: Financial Statements.

(a) No Material Adverse Change. Since September 30, 2019 the Company has not suffered any material adverse change in its properties, business, operations, assets, condition (financial or otherwise) or prospects which could reasonably be expected to result in a Material Adverse Effect.

(b) Financial Statements. The Company previously provided to you (i) the audited consolidated balance sheet of the Company as of December 31, 2018 and 2017, (ii) related audited consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2018 and 2017 and (iii) a consolidated unaudited balance sheet for the Company as of September 30, 2019 and 2018 and related statements of income, changes in shareholders’ equity and cash flows for the three-month periods ended September 30, 2019 and 2018. Such financial statements present fairly the consolidated financial position, results of operations, shareholders’ equity and cash flows of the Company at the respective dates or for the respective periods to which they apply. Except as disclosed therein, such statements and related notes have been prepared in accordance with GAAP consistently applied throughout the periods involved. All financial statements concerning the Company and its Subsidiaries that will hereafter be furnished by the Company to the Purchasers or any Holder pursuant to this Agreement will be prepared in accordance with GAAP (except as disclosed therein) and will present fairly in all material respects the financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended.

(c) Projections. True and complete copies of (i) projections of the consolidated revenues, earnings before depreciation, interest and taxes, net income and capital expenditures of the Company and its Subsidiaries for each of the fiscal years ending December 31, 2020, 2021, 2022, 2023, 2024 and 2025 as furnished on the Company’s Current Report on Form 8-K filed on January 8, 2020, prepared by senior management of the Company (the “Projections”) and (ii) the assumptions and supplemental data used in preparing the Projections (collectively, the “Supplemental Data”) have been delivered by the Company to the Purchasers. The Projections were prepared on the basis of the Supplemental Data which represent a reasonable basis for such preparation. The Projections and the Supplemental Data reflect the best currently available estimates and judgment of the Company’s senior management as to the expected future financial performance of the Company and its Subsidiaries; provided that it is understood that there can be no assurances that suitable acquisition candidates can be found as shown in the acquisition model of the Projections.

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3.5 Full Disclosure.

Neither this Agreement (including without limitation the representations and warranties incorporated herein by reference), the financial statements referred to in Section 3.4, nor any other document, certificate or written statement furnished by or on behalf of the Company to any Purchaser in connection with the negotiation and sale of the Notes, when taken as a whole, contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no material fact known to the Company that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and written statements furnished to the Purchasers for use in connection with the transactions contemplated hereby.

3.6 Third Party Consents.

Neither the nature of the Company nor of any of its businesses or properties, nor any relationship between the Company and any other Person, nor any circumstance in connection with the offer, issuance, sale or delivery of the Notes at the Closing nor the performance by the Company of its other obligations hereunder or thereunder, or the consummation of the transactions contemplated by this Agreement, the Registration Rights Agreement or the Notes, as the case may be, is such as to require a consent, approval or authorization of, or notice to, or filing, registration or qualification with, any governmental authority or other Person on the part of the Company as a condition to the execution and delivery of this Agreement.

3.7 No Violation of Regulations of Board of Governors of Federal Reserve System.

None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Exchange Act or any regulation issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

3.8 Private Offering.

(a) Assuming the truth and correctness of the representations and warranties set forth in Section 4, the sale of the Notes hereunder is exempt from the registration and prospectus delivery requirements of the Securities Act.

(b) In the case of each offer or sale of the Notes, no form of general solicitation or general advertising was used by any of the Company or any of its Subsidiaries or their respective representatives, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(c) The Purchasers are the sole purchasers of the Notes.

(d) Except as disclosed in the SEC Filings, no securities have been issued and sold by the Company within the six-month period immediately prior to the date hereof. None of the securities issued within such six-month period could be integrated with the issuance of the Notes as a single offering for purposes of the Securities Act, and the Company agrees that neither it, nor anyone acting on its behalf, will offer or sell the Notes, or any portion of them, if such offer or sale might bring the issuance and sale of the Notes to any Purchaser hereunder within the provisions of Section 5 of the Securities Act nor offer any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, or otherwise approach or negotiate with respect thereto with, anyone if the sale of the Notes and any such securities could be integrated as a single offering for the purposes of the Securities Act, including without limitation Regulation D thereunder.

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(e) It is not necessary, in connection with the transactions contemplated hereby, to qualify an indenture under the Trust Indenture Act of 1939, as amended.

3.9 Governmental Regulations.

None of the Company or any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, the Federal Power Act, the Interstate Commerce Act, the Commodity Exchange Act or to any Federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money or consummate the transactions contemplated hereby.

3.10 Brokers.

The Company has not dealt with any broker, finder, commission agent or other such intermediary other than Maxim Group, LLC in connection with the sale of the Notes and the transactions contemplated by this Agreement, and the Company is not under any obligation to pay any broker’s or finder’s fee or commission or similar payment in connection with such transactions other than fees payable to Maxim Group, LLC in an amount not greater than $200,000.

3.11 Solvency.

Immediately prior to and after giving effect to the issuance of the Notes and the execution, delivery and performance of this Agreement, the Company is Solvent.

3.12 Litigation.

(a) There is no action, claim, suit, citation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced, or to the knowledge of the Company, threatened (“Proceedings”) against or affecting the Company or any of its properties or assets, except for such Proceedings that, if finally determined adversely to the Company, could not reasonably be expected to have a Material Adverse Effect, and there is no Proceeding seeking to restrain, enjoin, prevent the consummation of or otherwise challenge this Agreement or the transactions contemplated hereby or thereby.

(b) The Company is not subject to any judgment, order, decree, rule or regulation of any court, governmental authority or arbitration board or tribunal that has had a Material Adverse Effect or that could reasonably be expected to have a Material Adverse Effect.

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3.13 Labor Relations.

Neither the Company, nor any Person for whom the Company is or may be responsible by law or contract, is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice charge or complaint pending or threatened against the Company, or any Person for whom the Company is or may be responsible by law or contract, before the National Labor Relations Board or any corresponding state, local or foreign agency, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending or threatened, (b) no strike, labor dispute, slowdown or stoppage pending or threatened against the Company, or any Person for whom the Company is or may be responsible by law or contract, and (c) no union representation claim or question existing with respect to the employees of the Company, or any Person for whom the Company is or may be responsible by law or contract, and no union organizing activities taking place. Neither the Company, nor any Person for whom the Company is or may be responsible by law or contract, is a party to any collective bargaining agreement.

Except such as could not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries has violated any applicable Federal, state, provincial or foreign law relating to employment or employment practices or the terms and conditions of employment, including, without limitation, discrimination in the hiring, promotion or pay of employees, wages, hours of work, plant closings and layoffs, collective bargaining, and occupational safety and health, or any provisions of ERISA or the rules and regulations promulgated thereunder or any other applicable law (whether foreign or domestic) relating to or governing the operation or maintenance of any plan or arrangement falling within the definition of an “employee benefit plan” (as such term is defined in Section 3 of ERISA) or any other employee benefit plan or arrangement.

3.14 Taxes.

All material Tax Returns required to be filed by the Company have been timely filed and such returns are true, complete and correct in all material respects. All material Taxes due or claimed to be due from the Company that are due and payable have been paid, other than those (i) being contested in good faith and for which an adequate reserve or accrual has been established in accordance with GAAP or (ii) those currently payable without penalty or interest and for which an adequate reserve or accrual has been established or extensions duly filed. The Company is not aware of (a) any actual or proposed material additional tax assessments or (b) any probable basis for the imposition of any material additional tax assessments for any fiscal period against the Company.

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3.15 ERISA.

None of the following events has occurred or exists: (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (“ERISA”) with respect to a Plan determined without regard to any waiver of such obligations or extension of any amortization period; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal, state or foreign governmental or regulatory agency with respect to the employment or compensation of employees by the Company that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; or (iii) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. None of the following events has occurred or is reasonably likely to occur: (1) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company compared to the amount of such contributions made in the most recently completed fiscal year of the Company; (2) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company compared to the amount of such obligations in the most recently completed fiscal year of the Company; (3) any event or condition giving rise to a liability under Title IV of ERISA that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; or (4) the filing of a claim by one or more employees or former employees of the Company related to its or their employment that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. For purposes of this paragraph and the definition of ERISA, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Company may have any liability.

3.16 Intellectual Property.

The Company owns or possesses adequate licenses or other rights to use all trademarks, service marks, trade names, copyrights, and know-how necessary to conduct the business now conducted by them, and the Company has not received any notice of infringement of or conflict with (or knows of such infringement of or conflict with) asserted rights of others with respect to trademarks, service marks, trade names, copyrights, or know-how which, individually or in the aggregate, could reasonably be expected to result in any Material Adverse Effect. The Company does not in the conduct of its business as now conducted, infringe or conflict with any right of any third party, known to the Company, where such infringement or conflict could reasonably be expected to result in any Material Adverse Effect.

3.17 Compliance with Laws.

The Company has maintained in good standing any licenses, permits, consents and authorizations required to be obtained by it under all laws or regulations relating to its business (collectively, the “Laws”), the absence of which (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect, and any such licenses, permits, consents and authorizations remain in full force and effect, except as to any of the foregoing the absence of which (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect. The Company is in compliance with the Laws except for such noncompliance which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and there is no pending or, to the Company’s knowledge, threatened, action or proceeding against the Company under any of the Laws, other than any such actions or proceedings which, individually or in the aggregate, if adversely determined, could not reasonably be expected to have a Material Adverse Effect.

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3.18 Consummation of the HOFV Acquisition.

The HOFV Acquisition will be, on the Closing Date, duly consummated in accordance with the terms of the HOFV Acquisition Agreement without material amendment or waiver of any material term or provision thereof. On or prior the Closing Date, the Company shall have provided to each Purchaser copies of any material amendment or waiver to the HOFV Acquisition Agreement entered into or granted on or prior to the Closing Date. True and correct copies of the HOFV Acquisition Agreement have been delivered to each Purchaser. The Company is not in default under the HOFV Acquisition Agreement or under any instrument or document to be delivered in connection therewith.

3.19 HOFV Acquisition Agreement Representations.

Except as could not reasonably be expected to have a Material Adverse Effect, the representations and warranties of HOF Village contained in Sections 3.01, 3.02, 3.03, 3.06, 3.10, 3.11, 3.15, 3.17, 3.18 and 3.19 of the HOFV Acquisition Agreement are true and correct.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER.

Each Purchaser (as to itself only) and each Account Manager (as to the managed accounts of Purchasers) represents and warrants to the Company that:

4.1 Purchase for Own Account.

Such Purchaser or such Account Manager is purchasing the Notes to be purchased by it solely for its own account (or in the case of Account Managers, on behalf of managed accounts) and not as nominee or agent for any other person (other than for such managed accounts, if applicable) and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of said Notes pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control.

4.2 Accredited Investor.

Such Purchaser or such Account Manager is knowledgeable, sophisticated and experienced in business and financial matters; it has previously invested in securities similar to the Notes and it acknowledges that the Notes have not been registered under the Securities Act and understands that the Notes must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement; it (or, in the case of an Account Manager, the managed account on behalf of which the Account Manager is acting) is able to bear the economic risk of its investment in the Notes and is presently able to afford the complete loss of such investment; it (or, in the case of an Account Manager, the managed account on behalf of which the Account Manager is acting) is an “accredited investor” as defined in Regulation D promulgated under the Securities Act; and it has been afforded access to information about the Company and its financial condition and business sufficient to enable it to evaluate its investment in the Notes.

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4.3 Authorization.

Each Purchaser has taken all actions necessary to authorize it (or, in the case of an Account Manager, such Account Manager is duly authorized by the managed account for which it is acting) (i) to execute, deliver and perform all of its obligations under this Agreement, (ii) to perform all of its obligations under the Notes and (iii) to consummate the transactions contemplated hereby and thereby. This Agreement is a legally valid and binding obligation of each Purchaser enforceable against it in accordance with its terms, except for (a) the effect thereon of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and (b) limitations imposed by Federal or state law or equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions thereof and upon the availability of injunctive relief or other equitable remedies.

4.4 Notes Restricted.

Each Purchaser acknowledges that the Notes have not been registered under the Securities Act and understands that the Notes must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement.

No transfer or sale (including, without limitation, by pledge or hypothecation) of the Notes by any Holder which is otherwise permitted hereunder, other than a transfer or sale to the Company, shall be effective unless such transfer or sale is made (a) pursuant to an effective registration statement under the Act and a valid qualification under applicable state securities or “blue sky” laws or (b) without such registration or qualification as a result of the availability of an exemption therefrom, and, if reasonably requested by the Company, counsel for such Holder shall have furnished the Company with an opinion, reasonably satisfactory in form and substance to the Company, to the effect that no such registration is required because of the availability of an exemption from the registration requirements of the Securities Act; provided, however, that with respect to transfers by Holders to their Affiliates, no such opinion shall be required. A transfer made by a Holder which is a state-sponsored employee benefit plan to a successor trust or fiduciary pursuant to a statutory reconstitution shall be expressly permitted and no opinions of counsel shall be required in connection therewith.

4.5 ERISA.

Such Purchaser represents that either:

(a) it is not acquiring the Notes for or on behalf of any Plan;

(b) the assets used to acquire the Notes are assets of an insurance company general account and the purchase of the Notes would be exempt under the provisions of the Prohibited Transaction Class Exemption (“PTCE”) 95-60; or

(c) if it is acquiring the Notes on behalf of a Plan, either directly or through an investment fund (such as a “bank collective investment fund” as defined in PTCE 91-38 or an “insurance company pooled separate account” as defined in PTCE 90-1), then, assuming that the plans listed in Schedule 3.17 are the only employee benefit plans (as defined in Section 3 of ERISA) or Plans with respect to which NFC is a “party in interest” or “disqualified person” (as such terms are defined in Section 3 of ERISA and Section 4975 of the Internal Revenue Code, respectively), either

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(i) no part of the funds to be used to purchase the Notes constitutes assets allocable to any trust that contains assets of the employee benefit plans listed in Schedule 3.17, or

(ii) an exemption from the prohibited transaction rules applies such that the use of such funds does not constitute a non-exempt prohibited transaction in violation of Section 406 of ERISA or Section 4975 of the Internal Revenue Code, which could be subject to a civil penalty assessed pursuant to Section 502 of ERISA or a tax imposed under Section 4975 of the Internal Revenue Code.

The representations contained in this Section 4.5 are made in express reliance on the list of employee benefit plans contained in Schedule 3.17.

SECTION 5. COVENANTS.

So long as any of the Notes remain unpaid and outstanding, the Company covenants to the Holders of outstanding Notes as follows:

5.1 Payment of Notes.

The Company shall pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. To the extent lawful, the Company shall pay interest (including interest accruing after the commencement of any proceeding under any Bankruptcy Law) on all due and unpaid amounts outstanding under the Notes (including overdue installments of principal or interest) at a rate equal to 8.00% per annum, compounded quarterly, except as provided in Section 1 of the Notes. PIK Interest paid pursuant to Section 1 of the Notes shall not constitute due and unpaid amounts outstanding under the Notes.

5.2 Stay, Extension and Usury Laws.

The Company covenants and agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, and will use its best efforts to resist any attempts to claim or take the benefit of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of its obligations under this Agreement or the Notes; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holders, but will suffer and permit the execution of every such power as though no such law has been enacted.

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5.3 Reports.

(a) Regardless of whether required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(i) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports and shall certified by the chief financial officer of the Company that they fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants.

(b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by paragraph (a) of this Section 5.3 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(c) The Company will be deemed to have furnished the reports required by paragraphs (a) and (b) of this Section 5.3 to the Holders of the Notes if it has filed such reports or information, respectively, with the SEC using the EDGAR filing system (or any successor filing system of the SEC) or, if the Company has posted such reports or information, respectively, on its website, and such reports, certifications or information, respectively, are available to the Holders of the Notes through internet access.

(d) Any and all Defaults or Events of Default arising from a failure to furnish or file in a timely manner a report or certification required by this Section 5.3 shall be deemed cured (and the Company shall be deemed to be in compliance with this Section 5.3) upon furnishing or filing such report or certification as contemplated by this Section 5.3 (but without regard to the date on which such report or certification is so furnished or filed); provided that such cure shall not otherwise affect the rights of the Holders under Section 7 hereof if the principal, premium, if any, and interest, if any, have been accelerated in accordance with the terms of this Agreement and the Notes and such acceleration has not been rescinded or cancelled prior to such cure.

5.4 Compliance Certificate.

(a) The Company shall deliver to the Holders, within forty-five (45) days after the end of each fiscal quarter and within ninety (90) days after each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal quarter or fiscal year, as the case may be, has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Agreement and the Notes, and further stating, as to each such Officer signing such certificate, that to his or her knowledge, the Company has kept, observed, performed and fulfilled each and every covenant contained in this Agreement (or, if a violation or event that, with notice or the passage of time or both would be a violation shall have occurred, describing all such violations or prospective violations of which he or she may have knowledge) and that to his or her knowledge no event has occurred and remains in existence by reason of which payments of interest, principal or premium on the Notes are prohibited or if such event has occurred, a description of the event. The Officers’ Certificate shall set forth all financial calculations for such fiscal quarter or fiscal year necessary to demonstrate compliance with the covenants contained in this Section 5.

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(b) The Company shall deliver to the Holders, forthwith upon becoming aware of (i) any Default or Event of Default or (ii) any default or event of default under any other loan agreement, mortgage, indenture or instrument referred to in Section 7.1(e), an Officers’ Certificate specifying in reasonable detail such Default, Event of Default or default or event of default and the nature of any remedial or corrective action the Company proposes to take with respect thereto.

5.5 Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except a payment of interest or principal at the Stated Maturity thereof; or

(iv) make any Restricted Investment (all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

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(ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 5.7 hereof; and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii), (viii) and (xi) of paragraph (b) of this Section 5.5), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2) 100% of (A)(i) the aggregate net cash proceeds and (ii) the Fair Market Value of (x) marketable securities (other than marketable securities of the Company), (y) Capital Stock of a Person (other than the Company or an Affiliate of the Company) engaged in a Permitted Business and (z) other assets used in any Permitted Business, in the case of clauses (i) and (ii), received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), (B) the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange after the Issue Date of any such Indebtedness into or for Equity Interests (other than Disqualified Stock) of the Company, and (C) the aggregate net cash proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon any conversion or exchange described in clause (1) or (2) above; plus

(3) with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after the Issue Date, an amount equal to the sum of (A) the net reduction in such Restricted Investments in any Person resulting from (i) repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary, (ii) other repurchases, repayments or redemptions of such Restricted Investments, (iii) the sale of any such Restricted Investment or (iv) the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) plus (B) all amounts representing the return of capital (excluding dividends and distributions) to the Company or any Restricted Subsidiary in respect of such Restricted Investment plus (C) with respect to any Unrestricted Subsidiary that the Board of Directors of the Company redesignates as a Restricted Subsidiary, the Fair Market Value of the Investment in such Subsidiary held by the Company or any of its Restricted Subsidiaries at the time of such redesignation.

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(b) The provisions of Section 5.5(a) hereof will not prohibit:

(i) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement and the Notes;

(ii) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution (other than by a Subsidiary of the Company) of capital to the Company in respect of its Equity Interests (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (iii)(2) of Section 5.5(a) hereof;

(iii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (including the payment of any required premium and any fees and expenses incurred in connection with such repurchase, redemption, defeasance or other acquisition) with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (iii)(2) of Section 5.5(a) hereof;

(iv) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of the Equity Interests (other than Disqualified Stock) of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Equity Interests on a pro rata basis based on their respective holdings of such Equity Interests;

(v) the payment of any dividend on the EB-5 Preferred Stock;

(vi) the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, and the repurchase, redemption or other acquisition or retirement of Equity Interests made in lieu of withholding taxes resulting from the exercise or exchange of stock options, warrants or other similar rights;

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(vii) so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company or any class or series of preferred stock of a Restricted Subsidiary of the Company, in each case issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described in Section 5.7 hereof;

(viii) payments to fund the purchase by the Company of fractional shares arising out of stock dividends, splits or combination or business combinations;

(ix) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any of the Company’s (or any of its Restricted Subsidiaries’) current or former directors or employees; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed the Fair Market Value thereof and furthermore may not exceed, in any twelve-month period since the Issue Date, $0.5 million (with unused amounts (with respect to the $0.5 million limit referred to above) in any 12-month period after such date being permitted to be carried over into succeeding 12-month periods); provided, further, that the amounts in any such 12-month period may be increased by an amount not to exceed (1) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of the Company’s Equity Interests (other than Disqualified Stock) to any such directors or employees that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement or other acquisition or retirement will not increase the amount available for Restricted Payments under clause (iii) of the immediately preceding paragraph and to the extent such proceeds have not otherwise been applied to the payment of Restricted Payments) plus (2) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date;

(x) the purchase or redemption of any Acquired Subordinated Indebtedness of the Company or any of its Restricted Subsidiaries, by application of (i) cash provided from operations in the ordinary course of business or (ii) proceeds from borrowings under the revolving portion of any Credit Facility (so long as within 30 days prior to such purchase or redemption, a corresponding amount of borrowings under the revolving portion of such Credit Facility was repaid from cash provided from operations in the ordinary course of business); provided, in any such case, that the Company is able to incur an additional $1.00 of Indebtedness pursuant to Section 5.5(a) hereof after giving effect to such purchase or redemption; provided, further, that this clause (x) shall not permit the application of any proceeds from any other borrowings under any Credit Facility to effect any such purchase or redemption; and

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(xi) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $5.0 million since the Issue Date.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount, and the Fair Market Value of any non-cash Restricted Payment exceeding $5.0 million shall be determined conclusively by two senior officers of the Company acting in good faith whose conclusions with respect thereto shall be set forth in an Officers’ Certificate delivered to the Holders; provided, however, that if the Fair Market Value of any non-cash Restricted Payment exceeds $10.0 million, such Fair Market Value shall be determined conclusively by the Board of Directors of the Company and set forth in a board resolution, and a certified copy of such board resolution shall be delivered to the Holders. For purposes of determining compliance with this Section 5.5, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (i) through (xi) above or is entitled to be made pursuant to Section 5.5(a) hereof, the Company shall, in its sole discretion, classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this Section 5.5.

5.6 Dividend and other Payment Restrictions Affecting Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) (x) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or (y) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The restrictions in Section 5.6(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements or instruments governing Existing Indebtedness as in effect on the Issue Date and any amendments, restatements, modifications, increases, renewals, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, increases, renewals, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments on the Issue Date;

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(ii) this Agreement, the Notes and the Subsidiary Guarantees;

(iii) applicable law, rule, regulation or order;

(iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(v) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(vi) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of Section 5.6(a) hereof;

(vii) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(viii) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix) Liens permitted to be incurred under the provisions of Section 5.10 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(x) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, security agreements, mortgages, purchase money agreements and other similar agreements or instruments entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(xi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(xii) any EB-5 Preferred Stock; provided that the restrictions contained in the agreements or instruments governing such EB-5 Preferred Stock (x) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (y) will not materially affect the Company’s ability to make principal, interest and premium, if any, on the Notes, as determined in the reasonable good faith judgment of the Chief Financial Officer of the Company.

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5.7 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur;” with “incurrence” having a correlative meaning) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) and issue Disqualified Stock, and the Company’s Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) Notwithstanding the foregoing, the provisions of Section 5.7(a) hereof will not prohibit the incurrence of any of the following (the items of Indebtedness described below in this paragraph (b) being referred to collectively as “Permitted Debt”):

(i) the incurrence by the Company and any Restricted Subsidiary of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (1) $275.0 million or (2) 25% of Consolidated Tangible Assets; provided, that the maximum amount permitted to be outstanding under this clause (i) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions of this Section 5.7;

(ii) the incurrence of Existing Indebtedness;

(iii) the incurrence by the Company of Indebtedness represented by the Notes and the related Subsidiary Guarantees to be issued on the Issue Date;

(iv) the incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction, installation, improvement, deployment, refurbishment, modification or lease of property, plant or equipment or furniture, fixtures and equipment, in each case used in the business of the Company or such Restricted Subsidiary, in an aggregate amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (iv), not to exceed $25.0 million at any time outstanding;

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(v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under Section 5.7(a) hereof or clauses (ii), (iii), (iv), (v), (xiii), (xv) or (xvi) of this Section 5.7(b);

(vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that:

(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(1) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(2) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (vii);

(viii) the incurrence of a Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 5.7; provided that if the Indebtedness being guaranteed is Subordinated Indebtedness, then the Guarantee shall be subordinated to the same extent as the contractual subordination applicable to the Indebtedness guaranteed;

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(ix) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within one year following such drawing or incurrence;

(x) the incurrence by the Company of Indebtedness to the extent that the net proceeds thereof are promptly deposited to fully defease or to fully satisfy and discharge the Notes;

(xi) Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and its Restricted Subsidiaries in the ordinary course of business;

(xii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(xiii) the incurrence of Permitted Public Finance Instruments not to exceed $175.0 million in aggregate principal amount at any one time outstanding;

(xiv) the incurrence of the EB-5 Preferred Stock; provided that if the EB-5 Preferred Stock constitutes Disqualified Stock, the aggregate liquidation preference EB-5 Preferred Stock that may be incurred pursuant to this clause 5.7(b)(xiv) shall not exceed $50.0 million;

(xv) the incurrence of Permitted Acquisition Indebtedness; and

(xvi) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xvi), not to exceed (a) the greater of $25.0 million or (b) 10% of the Company’s Consolidated Tangible Assets.

(c) Notwithstanding the foregoing provisions of this Section 5.7, the Company will not at any time permit Consolidated Net Funded Debt to exceed the sum of (i) $300.0 million plus (ii) the aggregate principal amount of the Exempt Funded Debt.

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For purposes of determining compliance with this Section 5.7, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvi) above or is entitled to be incurred pursuant to Section 5.7(a) hereof, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 5.7. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under this Agreement will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 5.7; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this Section 5.7, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 5.7 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such asset at the date of determination; and

(B) the amount of the Indebtedness of the other Person; and

(iii) the principal amount of the Indebtedness, in the case of any other Indebtedness.

5.8 Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a) the Company (or the Restricted Subsidiary, as the case may be) receives consideration in respect of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

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(b) either (x) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or (y) the Fair Market Value of all forms of consideration other than cash received for all Asset Sales since the Issue Date does not exceed in the aggregate 10% of the Consolidated Tangible Assets of the Company at the time each determination is made. For purposes of this provision, each of the following will be deemed to be cash:

(i) any liabilities, as shown on the Company’s most recent consolidated balance sheet (or as would be shown on the Company’s consolidated balance sheet as of the date of such Asset Sale) of the Company or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets or Equity Interests pursuant to (1) a written novation agreement that releases the Company or such Restricted Subsidiary from further liability therefor or (2) an assignment agreement that includes, in lieu of such a release, the agreement of the transferee or its parent company to indemnify and hold harmless the Company or such Restricted Subsidiary from and against any loss, liability or cost in respect of such assumed liability;

(ii) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 270 days after the date of the Asset Sale, to the extent of the cash received in that conversion;

(iii) any stock or assets of the kind referred to in clauses (ii) or (iv) of the next paragraph of this Section 5.8; and

(iv) accounts receivable of a business retained by the Company or any Restricted Subsidiary, as the case may be, following the sale of such business, provided, that such accounts receivable are not past due more than 90 days and do not have a payment date greater than 120 days from the date of the invoice creating such accounts receivable.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or its Restricted Subsidiaries, as the case may be) may apply an amount equal to such Net Proceeds at its option:

(i) to repay, redeem or repurchase any Senior Debt;

(ii) to acquire all or substantially all of the assets of, or any Capital Stock of, another Person engaged in a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary of the Company;

(iii) to make a capital expenditure; or

(iv) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

provided, however, that if, during such 360-day period, the Company and/or any of its Restricted Subsidiaries enters into a binding contract with a Person other than an Affiliate of the Company to apply such amount pursuant to clauses (ii) or (iii) above, then such 360-day period shall be extended until the earlier of (a) the date on which such acquisition or expenditure is consummated, and (b) the 180th day following the expiration of the aforementioned 360-day period.

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Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Agreement. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this Section 5.8 will constitute “Excess Proceeds.”

If on any date, the aggregate amount of Excess Proceeds exceeds $20.0 million, then within ten Business Days after such date, the Company will make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of other Indebtedness that is pari passu in right of payment with the Notes containing provisions similar to those set forth in this Agreement with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain unapplied after consummation of an Asset Sale Offer, the Company and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Agreement or the Notes. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Holders shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Notwithstanding anything in this Section 5.8 to the contrary, the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, considered as a single enterprise, will be governed by Section 5.11 hereof and not by this Section 5.8.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 5.8, or compliance with the provisions of this Section 5.8 would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 5.8 by virtue of such compliance.

In the event that, pursuant to the preceding provisions of this Section 5.8, the Company is required to commence an Asset Sale Offer, it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Agreement with respect to offers to purchase or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

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If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(i) that the Asset Sale Offer is being made pursuant to this Section 5.8 and the length of time the Asset Sale Offer will remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment will continue to accrue interest;

(iv) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(vi) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company;

(vii) that Holders will be entitled to withdraw their election if the Company receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Company will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof, will be purchased); and

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(ix) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Holders the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 5.8. The Company will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company, will promptly issue a new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

5.9 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Board of Directors of the Company, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2) the Company delivers to the Holders:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million but less than or equal to $10.0 million, an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 5.9; and

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(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this this Section 5.9 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by either a conflicts committee of the Board of Directors of the Company (so long as the members of such conflicts committee approving the Affiliate Transaction or series of related Affiliate Transactions are disinterested) or a majority of the disinterested members of the Board of Directors of the Company, if any.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 5.9(a) hereof:

(1) any employment, consulting or similar agreement or arrangement, employee benefit plan, equity award, equity option, equity appreciation, officer or director indemnification agreement, restricted unit agreement, severance agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards, grants or issuances of securities made pursuant thereto;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of, and compensation paid to, and indemnity or insurance provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries, including, but not limited to, reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(5) any issuance of Equity Interests (other than Disqualified Stock) to, or receipt of capital contributions from, Affiliates of the Company;

(6) Restricted Payments that do not violate the provisions of Section 5.5 hereof or any Permitted Investments;

(7) transactions between the Company or any of its Restricted Subsidiaries and any other Person, a director of which is also on the Board of Directors of the Company, and such common director is the sole cause for such other Person to be deemed an Affiliate of the Company or any of its Restricted Subsidiaries; provided, however, that such director abstains from voting as a member of the Board of Directors of the Company on any transaction with such other Person;

(8) (a) guarantees by the Company or any of its Restricted Subsidiaries of performance of obligations of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the Company or any of its Restricted Subsidiaries of Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of Unrestricted Subsidiaries;

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(9) payments to an Affiliate in respect of the Notes or the Subsidiary Guarantees or any other Indebtedness of the Company or any Restricted Subsidiary on the same basis as concurrent payments made or offered to be made in respect thereof to non-Affiliates;

(10) payment of loans or advances to employees not to exceed $1.0 million in the aggregate at any one time outstanding;

(11) any Affiliate Transaction with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary if such Person is treated no more favorably than the other holders of Indebtedness or Capital Stock of the Company or such Restricted Subsidiary;

(12) transactions with Unrestricted Subsidiaries, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to the Company and its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated person, in the good faith determination of the Company’s Board of Directors or any Officer of the Company involved in or otherwise familiar with such transaction, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(13) any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Holders a letter from an accounting, appraisal, advisory or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of Section 5.9(a) hereof.

5.10 Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien securing Indebtedness, upon any asset now owned or hereafter acquired, except Permitted Liens.

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5.11 Merger; Successor Corporation.

(a) The Company shall not consolidate with or merge with or into, or transfer all or substantially all of its assets to, any Person, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons, unless either the Company is the surviving entity or, if such other Person is the resulting or surviving entity, such Person is a corporation organized and existing under the laws of the United States of America, a State thereof or the District of Columbia, and such Person expressly assumes all the obligations of the Company to the Holders of the Notes. Additionally, immediately before and immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation as a result of the transaction as having been incurred by the Company at the time of such transaction, no default or event of default (or with notice or passage of time or both) shall have occurred and be continuing under the Company’s Indebtedness, the obligations of the Company with respect to the Notes or any material contracts, agreements or arrangements to which the Company is a party. Moreover, immediately after giving effect to such transaction the Consolidated Net Worth of such surviving entity must be equal to or greater than that of the Company’s immediately prior to giving effect to such transaction.

(b) Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of Section 5.11(a) hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement and the Notes referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Agreement and the Notes with the same effect as if such successor Person had been named as the Company in this Agreement and in the Notes; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes, except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.11(a) hereof.

5.12 Subsidiary Guarantees.

If, on any date after the Issue Date, any Domestic Restricted Subsidiary that is not already a Guarantor, Guarantees (or otherwise becomes liable for) any Obligations under any Credit Agreement, then, within 20 Business Days after such date, such Domestic Restricted Subsidiary will unconditionally Guarantee the Notes and concurrently become a Guarantor by executing a Subsidiary Guarantee (or joinder thereto) in substantially the form specified in Annex D hereto. Each Subsidiary Guarantee of a Guarantor will be released automatically at such time as such Guarantor is discharged or otherwise released from all its Obligations in respect of its Guarantee of (or other liability for) any Obligations under any Credit Facility; provided that such discharge or other release did not result directly from payment by such Guarantor in satisfaction of (a) its liability as a guarantor pursuant to such Guarantee, or (b) its primary liability for such Obligations (after demand or default under such Credit Facility).

5.13 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 5.5 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

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Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced by a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate delivered to the Holders certifying that such designation complied with the preceding conditions and was permitted by Section 5.5 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and the Notes and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 5.7 hereof, the Company will be in default of such Section 5.7. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 5.7 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

5.14 Minimum Cash Equivalents.

The Company will not have less than $1.0 million in Cash Equivalents on hand for a period of 30 consecutive calendar days.

5.15 Taxes.

The Company shall, and shall cause the Restricted Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all material taxes, assessments and governmental charges or levies and (2) all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a lien upon the property of the Company or any Restricted Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge, levy or claim (a) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP or (b) where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

5.16 Corporate Existence.

Subject to Section 5.11, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its company existence, and the corporate, limited liability company, partnership or other existence of the Restricted Subsidiaries, in accordance with their respective organizational documents (as the same may be amended from time to time), and (ii) its (and the Restricted Subsidiaries’) rights (charter and statutory), licenses and franchises; provided that the Company shall not be required to preserve any such right, license or franchise, if the Board of Directors of the Company on behalf of the Company shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries considered as a single enterprise and that the loss thereof is not adverse in any material respect to the Holders.

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5.17 Limitation on Business.

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries considered as a single enterprise.

5.18 Maintenance of Properties.

The Company shall, and shall cause each of the Restricted Subsidiaries to, maintain their properties and assets in normal working order and condition (reasonable wear and tear excepted) and make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto, as shall be reasonably necessary for the proper conduct of the business of the Company and the Restricted Subsidiaries taken as a whole; provided that nothing herein shall prevent the Company or any of the Restricted  Subsidiaries from discontinuing any maintenance of any such properties or assets if (i) the Company determines that such discontinuance is desirable in the conduct of the business of the Company and the Restricted Subsidiaries considered as a single enterprise or (ii) in connection with or related to any disposition of property or assets the Company or a Restricted Subsidiary determines is no longer needed for the conduct of the business of the Company or such Restricted Subsidiary.

5.19 Maintenance of Insurance.

The Company shall, and shall cause the Restricted Subsidiaries to, maintain liability, casualty and other insurance with a reputable insurer or insurers in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets.

SECTION 6. REDEMPTION.

6.1 Optional Redemption.

The Company may, in its sole discretion, redeem all or any amount of the Notes outstanding, in whole or in part, at any time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to the Redemption Date; provided that the Redemption Price shall be payable by the Company in cash, or in the case of redemption of Notes held by any Holder that has provided written notice to the Company at least two Business Days prior to the applicable Redemption Date of its election to receive the Redemption Price for its Notes in the form of Common Stock, in the form of a number of shares of Common Stock equal to the quotient of (a) the Redemption Price payable for such Notes being redeemed divided by (b) the Daily VWAP for the 30 trading days immediately preceding the second Business Day preceding the Redemption Date; provided, further, that in the event of a redemption of Notes, upon payment of the redemption price (whether in cash or Common Stock, the Company shall issue to each Holder of the Notes being redeemed a number of warrants (pursuant to the Warrant Agreement and having an exercise price equal to the Conversion Price of such Notes in effect immediately prior to such redemption) equal to the number of shares of Common Stock that such Holder would receive if such Holder were to convert such Notes in full on the Redemption Date pursuant to Section 8 hereof; provided, further, that the Company shall not redeem Notes pursuant to this Section 6.1 unless the Company has on file with the SEC an effective registration statement under the Securities Act registering the resale of the shares of Common Stock issuable upon conversion of the Notes and exercise of the warrants by each Holder that has, after written request from the Company, provided information pertaining to such shares of Common Stock required to be included in such registration statement in order for such Holder to sell such shares of Common Stock thereunder.

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6.2 Selection of Notes to Be Redeemed.

If fewer than all of the Notes are to be redeemed, the Company shall redeem the Notes pro rata, in such manner as complies with applicable legal requirements, if any. Notes in denominations of $1,000 may be redeemed only in whole. The Company may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of Notes that have denominations larger than $1,000. Provisions of this Agreement that apply to Notes called for redemption also apply to portions of Notes called for redemption.

6.3 Notice of Redemption.

At least thirty (30) days but not more than sixty (60) days before any Redemption Date, the Company shall mail a notice of redemption (“Notice of Redemption”) by first-class mail to each Holder whose Notes are to be redeemed at such Holder’s registered address. Each Notice of Redemption shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date;

(b) the Redemption Price;

(c) the name and address of the Company;

(d) that Notes called for redemption must be surrendered to the Company to collect the Redemption Price;

(e) that, unless the Company defaults in making the Redemption Price, interest on Notes called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price upon surrender to the Company of the Notes redeemed;

(f) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued; provided, however, that any portion of a Note redeemed by the Company and any new Note issued to the Holder in respect of the unredeemed portion thereof shall be in the principal amount of $1,000 or an integral multiple thereof;

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(g) if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion(s) thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Note(s) to be outstanding after such partial redemption; and

(h) the paragraph of the Notes pursuant to which the Notes are to be redeemed.

6.4 Effect of Notice of Redemption.

Once Notice of Redemption is mailed in accordance with Section 6.3 above, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price.

6.5 Payment of Redemption Price.

On presentation and surrender of any Notes with respect to which a notice of redemption has been given, at a place of payment specified in such notice, such Notes or specified portions thereof shall be paid and redeemed by the Company at the applicable Redemption Price.

If, on or prior to the Redemption Date, the Company deposits in a segregated account or otherwise sets aside funds sufficient to pay the Redemption Price of the Notes called for redemption, then, unless the Company defaults in the payment of such Redemption Price, interest on the Notes to be redeemed will cease to accrue on and after the applicable Redemption Date, regardless of whether such Notes are presented for payment.

6.6 Purchase at the Option of Holders Upon a Fundamental Change

(a) Fundamental Change Purchase Option. If a Fundamental Change occurs at any time, then each Holder of Notes shall have the right, at such Holder’s option, to require the Company to purchase for cash any or all of such Holder’s Notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000, on a date specified by the Company that is no earlier than the 20th calendar day following the date of, and no later than the 35th calendar day following the date of, delivery of the Fundamental Change Company Notice (the “Fundamental Change Purchase Date”), at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest thereon to, but excluding, the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”); provided, however, that if a Fundamental Change Purchase Date is after a Regular Record Date and on or prior to the Interest Payment Date to which such Regular Record Date relates, the interest payable in respect of such Interest Payment Date shall be payable to the Holders of record as of the corresponding Regular Record Date and the Fundamental Change Purchase Price shall be equal to 101% of the principal amount of the Notes to be purchased pursuant to this Section 6. The requirement for the Company to purchase any Notes on the Fundamental Change Purchase Date will be subject to extension to comply with applicable law.

Purchases of Notes under this Section shall be made, at the option of the Holder thereof, upon:

(i) delivery to the Company by a Holder of a duly completed notice (the “Fundamental Change Purchase Notice”) in the form set forth on the reverse of the Note, prior to the close of business on the Business Day immediately preceding the Fundamental Change Purchase Date; and

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(ii) delivery of the Notes to the Company (together with all necessary endorsements for transfer), or book-entry transfer of the Notes, in compliance with the procedures of the Company, such delivery or transfer being a condition to receipt by the Holder of the Fundamental Change Purchase Price therefor.

The Fundamental Change Purchase Notice in respect of any Notes to be purchased shall state:

(i) the certificate numbers of such Notes;

(ii) the portion of the principal amount of such Notes, which must be $1,000 or a multiple thereof; and

(iii) that such Notes are to be purchased by the Company pursuant to the applicable provisions of the Notes and this Agreement.

Notwithstanding anything herein to the contrary, any Holder delivering to the Company the Fundamental Change Purchase Notice contemplated by this Section 6.6 shall have the right to withdraw, in whole or in part, such Fundamental Change Purchase Notice at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Purchase Date by delivery of a written notice of withdrawal to the Company in accordance with Section 6.8 below.

(b) Fundamental Change Company Notice. On or before the 20th calendar day after the occurrence of a Fundamental Change, the Company shall provide to all Holders a notice (the “Fundamental Change Company Notice”) of the occurrence of such Fundamental Change and of the purchase right at the option of the Holders arising as a result thereof. Such notice shall be sent by first class mail. Simultaneously with providing such Fundamental Change Company Notice, the Company shall publish a notice containing the information included therein in a newspaper of general circulation in New York, New York or shall publish such information on the Company’s website or through such other public medium as the Company may use at such time. Each Fundamental Change Company Notice shall specify:

(i) the events causing a Fundamental Change;

(ii) the date of the Fundamental Change;

(iii) the last date on which a Holder of Notes may exercise the repurchase right pursuant to this Section 6;

(iv) the Fundamental Change Purchase Price;

(v) the Fundamental Change Purchase Date;

(vi) if applicable, the applicable Conversion Rate and any adjustments to the applicable Conversion Rate;

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(vii) if applicable, that the Notes with respect to which a Fundamental Change Purchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Purchase Notice in accordance with this Agreement; and

(viii) the procedures that Holders must follow to require the Company to purchase their Notes.

No failure of the Company to give the foregoing notices and no defect therein shall limit the purchase rights of the Holders of Notes or affect the validity of the proceedings for the purchase of the Notes pursuant to this Section 6.6.

(c) No Payment During Events of Default. There shall be no purchase of any Notes pursuant to this Section 6.6 if there has occurred and is continuing an Event of Default with respect to the Notes (other than an Event of Default that is cured by the payment of the Fundamental Change Purchase Price of the Notes). The Company will promptly return to the respective Holders thereof any Notes held by it during the continuance of an Event of Default (other than an Event of Default that is cured by the payment of the Fundamental Change Purchase Price with respect to the Notes) and shall deem canceled any instructions for book-entry transfer of the Notes, in which case, upon such return and cancelation, the Fundamental Change Purchase Notice with respect thereto shall be deemed to have been withdrawn.

6.7 Effect of Fundamental Change Purchase Notice.

Upon receipt by the Company of the Fundamental Change Purchase Notice specified in Section 6.6 hereof, the Holder of the Notes in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn in accordance with Section 6.8 hereof) thereafter be entitled to receive solely the Fundamental Change Purchase Price in cash with respect to such Note. Such Fundamental Change Purchase Price shall be paid to such Holder, on the later of (x) the Fundamental Change Purchase Date with respect to such Notes (provided, the conditions in Section 6.6 hereof have been satisfied) and (y) the time of delivery or book-entry transfer of such Note to the Company by the Holder thereof in the manner required by Section 6.6 hereof.

6.8 Withdrawal of Fundamental Change Purchase Notice

A Fundamental Change Purchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Company in accordance with the Fundamental Change Company Notice at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Purchase Date, specifying:

(i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted;

(ii) the certificate numbers of the withdrawn Notes; and

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(iii) the principal amount, if any, of such Notes that remains subject to the original Fundamental Change Purchase Notice, which portion must be in principal amounts of $1,000 or a multiple of $1,000.

The Company will promptly return to the respective Holders thereof any Notes with respect to which a Fundamental Change Purchase Notice has been withdrawn in compliance with the provisions of this Section 6.8.

6.9 Notes Purchased in Whole or in Part

Any Note that is to be purchased, whether in whole or in part, shall be surrendered at the office of the Company and the Company shall execute and deliver to the Holder of such Note, without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Notes so surrendered that is not purchased.

6.10 Covenant to Comply With Applicable Laws Upon Purchase of Notes

In connection with any offer to purchase Notes under Section 6.6 hereof, the Company shall, in each case if required, (i) comply with Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable, (ii) file a Schedule TO or any other required schedule under the Exchange Act and (iii) otherwise comply with all federal and state securities laws so as to permit the rights and obligations under Section 6.6 to be exercised in the time and in the manner specified in Section 6.6.

SECTION 7. DEFAULTS AND REMEDIES.

7.1 Events of Default.

An “Event of Default” occurs if:

(a) the Company defaults in the payment of the principal of or premium, if any, on any Note when the same becomes due and payable at maturity, upon redemption or otherwise (including, without limitation, the failure to make a payment to purchase Notes tendered pursuant to an Asset Sale Offer);

(b) the Company defaults in the payment of interest on any Note or any other amount payable hereunder when the same becomes due and payable and the Default continues for a period of thirty (30) days (it being understood that making a PIK Interest Payment in accordance with the provisions of Section 1 of the Notes shall not constitute any Event of Default under this paragraph (b));

(c) the Company fails to comply with any of the covenants set forth in Section 5, 6 or 8 of this Agreement or the Notes and the Default under this clause (c) continues for the period and after the notice specified below;

(d) this Agreement or the Notes become unenforceable;

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(e) if (i) the Company or any of its Subsidiaries defaults in the payment of principal or interest payments under any loan agreement, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any other Indebtedness of the Company or any of its Subsidiaries for borrowed money (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such indebtedness or guarantee now exists or shall be created hereafter, and the principal amount of such indebtedness, together with the principal amount of any other such indebtedness for which there is a default in the payment of interest, premium, if any, or principal, aggregates $10.0 million or more, or (ii) an event of default occurs under any loan agreement, note, mortgage, indenture or instrument which shall represent a default in payment upon final maturity or otherwise result in the acceleration of such indebtedness prior to its expressed maturity and the principal amount of such indebtedness, together with the principal amount of any other such indebtedness with respect to which there has been a default in payment upon final maturity or the maturity of which has been so accelerated and has not been paid, aggregates $10.0 million or more;

(f) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any Subsidiary of the Company and such remains undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days, provided that the aggregate of all such judgments exceeds $10.0 million;

(g) the filing by the Company or any of its Subsidiaries (any such person, a “Debtor”) of a petition commencing a voluntary case under section 301 of title 11 of the United States Code, or the commencement by a Debtor of a case or proceeding under any other Bankruptcy Law seeking the adjustment, restructuring, or discharge of the debts of such Debtor, or the liquidation of such Debtor, including without limitation the making by a Debtor of an assignment for the benefit of creditors; or the taking of any corporate action by a Debtor in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing;

(h) the filing against a Debtor of a petition commencing an involuntary case under section 303 of title 11 of the United States Code, with respect to which case (a) such Debtor consents or fails to timely object to the entry of, or fails to seek the stay and dismissal of, an order of relief, (b) an order for relief is entered and is pending and unstayed on the 60th day after the filing of the petition commencing such case, or if stayed, such stay is subsequently lifted so that such order for relief is given full force and effect, or (c) no order for relief is entered, but the court in which such petition was filed has not entered an order dismissing such petition by the 60th day after the filing thereof; or the commencement under any other Bankruptcy Law of a case or proceeding against a Debtor seeking the adjustment, restructuring, or discharge of the debts of such Debtor, or the liquidation of such Debtor, which case or proceeding is pending without having been dismissed on the 60th day after the commencement thereof;

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(i) the entry by a court of competent jurisdiction of a judgment, decree or order appointing a receiver, liquidator, trustee, custodian or assignee of a Debtor or of the property of a Debtor, or directing the winding up or liquidation of the affairs or property of a Debtor, and (a) such Debtor consents or fails to timely object to the entry of, or fails to seek the stay and dismissal of, such judgment, decree, or order, or (b) such judgment, decree or order is in full force and effect and is not stayed on the 60th day after the entry thereof, or, if stayed, such stay is thereafter lifted so that such judgment, decree or order is given full force and effect;

(j) failure by the Company to comply with its obligation to convert any Note in accordance with this Agreement upon exercise of a Holder’s conversion right in accordance with Section 8 hereof;

(k) at any time prior to the first anniversary of the Issue Date, the representation set forth in Section 3.19 proves to have been false on the date as of which made and the Default under this clause (k) continues for the period and after the notice specified below and the result thereof is a Material Adverse Effect;

The term “Bankruptcy Law” means title 11, U.S. Code or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

A Default under clause (c) of this Section 7.1 shall be an Event of Default without any notice or passage of time in the case of a breach of any of Sections 5.8 or 5.11 and in the case of any other agreement, covenant or provision of this Agreement or the Notes, when the Holders of 25% of the aggregate principal amount of the then outstanding Notes notify the Company of the Default and the Company does not cure the Default within thirty (30) days after receipt of the notice. A Default under clause (e) of this Section 7.1 (other than a Default resulting from the acceleration of any indebtedness described therein, which Default shall be an Event of Default without the notice specified in this paragraph) shall not be an Event of Default until the Holders of 25% of the aggregate principal amount of the then outstanding Notes notify the Company of the Default. A Default under clause (k) of this Section 7.1 shall be an Event of Default, when the Holders of 25% of the aggregate principal amount of the then outstanding Notes notify the Company of such Default and the Company does not cure the Default within thirty (30) days after receipt of the notice. Each notice referred to in this paragraph must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”

7.2 Acceleration of Notes; Remedies.

Subject to the following paragraph, if an Event of Default (other than an Event of Default specified in clause (g), (h) or (i) of Section 7.1) occurs and is continuing, the Holders of 25% of the aggregate principal amount of the then outstanding Notes, by notice to the Company, may declare the unpaid principal of and any accrued and unpaid interest on all the Notes to be due and payable, and immediately upon such declaration, the principal and accrued but unpaid interest shall be due and payable. If an Event of Default specified in clause (g), (h) or (i) of Section 7.1 occurs, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any Holder.

The Majority Holders, by notice to the Company, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

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7.3 Other Remedies.

If an Event of Default occurs and is continuing, Holders of the Notes may pursue any available remedy to collect the payment of principal or interest on the Notes or to enforce the performance of any provision of the Notes or this Agreement.

A delay or omission by any Holder of any Notes in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

7.4 Waiver of Past Defaults.

The Majority Holders, by notice to the Company, may waive an existing Default or Event of Default and its consequences except a continuing Default or Event of Default in the payment of the principal of or interest on any Notes.

7.5 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Agreement, the right of any Holder of a Note to receive payment of principal and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

7.6 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Agreement, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.

SECTION 8. Conversion

8.1 Right to Convert.

Subject to and upon compliance with the provisions of this Agreement, each Holder of Notes shall have the right, at such Holder’s option, to convert the principal amount of any such Notes, or any portion of such principal amount equal to $1,000 or a multiple of $1,000 thereof, at the Conversion Rate in effect on the Conversion Date for such Notes.

8.2 Conversion Procedures; Settlement Upon Procedure.

Subject to this Section 8.2 and Section 8.5, upon conversion of any Note, the Company shall pay or deliver, as the case may be, to the converting Holder, in respect of each $1,000 principal amount of Notes being converted, shares of Common Stock (“Settlement”).

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(a) The shares of Common Stock in respect of any conversion of Notes (the “Settlement Amount”) shall be computed as follows: the Company shall deliver to the converting Holder in respect of each $1,000 principal amount of Notes being converted a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date, together with cash in lieu of fractional shares as set forth in Section 8.2(l);

(b) The Daily Settlement Amounts (if applicable) and the Daily Conversion Values (if applicable) shall be determined by the Company promptly following the last day of the Observation Period. Promptly after such determination of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of any fractional share, the Company shall notify the Holders of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of fractional shares of Common Stock.

(c) Each Note shall be convertible at the office of the Company.

(d) In order to exercise the conversion privilege with respect to any interest in any Note, the Holder must complete the appropriate instruction form for conversion attached to the Note, furnish appropriate endorsements and transfer documents if required by the Company, and pay the funds, if any, required by Section 8.2(i) and any taxes or duties if required pursuant to Section 8.7. In order to exercise the conversion privilege with respect to any Notes, the Holder of any such Notes to be converted, in whole or in part, shall:

(i) complete and manually sign the conversion notice provided on the back of the Note (the “Conversion Notice”) or a facsimile of the Conversion Notice;

(ii) deliver the Conversion Notice, which is irrevocable, and the Note to the Company;

(iii) if required, furnish appropriate endorsements and transfer documents,

(iv) make any payment required under Section 8.2(d); and

(v) if required, pay all transfer or similar taxes as set forth in Section 8.7.

The date on which the Holder satisfies all of the applicable requirements set forth above is the Conversion Date (the “Conversion Date”). Except as set forth in Section 8.5, the Company shall pay or deliver, as the case may be, the consideration due in respect of any conversion of the Notes on the third Business Day immediately following the relevant Conversion Date. If any shares of Common Stock are due to converting Holders, the Company shall issue or cause to be issued, and deliver to such Holder, or such Holder’s nominee or nominees, certificates or a book-entry transfer through the Company for the full number of shares of Common Stock to which such Holder shall be entitled.

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(e) Each Conversion Notice shall state the name or names (with address or addresses) in which any certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. All such Notes surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the registration of such Notes, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the Holder or his duly authorized attorney.

(f) In case any Notes of a denomination greater than $1,000 shall be surrendered for partial conversion, the Company shall execute deliver to the Holder of the Notes so surrendered, without charge, new Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Notes.

(g) Upon the conversion of an interest in any Notes, the Company shall make a notation on such Notes as to the reduction in the principal amount represented thereby.

(h) Notwithstanding the foregoing, a Note in respect of which a Holder has delivered a Fundamental Change Purchase Notice exercising such Holder’s option to require the Company to purchase such Note may be converted only if such notice of exercise is withdrawn in accordance with Section 8 hereof prior to the close of business on the Business Day prior to the relevant Fundamental Change Purchase Date.

(i) Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth below. The Company’s delivery to the Holder Common Stock into which a Note is convertible shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but not including, the Conversion Date. As a result, accrued and unpaid interest, if any, to, but not including, the Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, if Notes are converted after the close of business on a Regular Record Date, Holders of such Notes as of the close of business on such Regular Record Date will receive the full amount of interest payable on such Notes on the corresponding Interest Payment Date (as defined in the Note) notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the open of business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on the Notes so converted; provided that no such payment shall be required (1) if the Company has specified a Fundamental Change Purchase Date that is after a Regular Record Date and on or prior to the corresponding Interest Payment Date; or (2) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.

(j) The Person in whose name the certificate for any shares of Common Stock delivered upon conversion is registered shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date. Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion.

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(k) The Company shall not issue any fractional share of Common Stock upon conversion of the Notes and shall instead pay cash in lieu of any fractional share of Common Stock issuable upon conversion based on the Daily VWAP on the relevant Conversion Date.

(l) Solely for purposes of determining the payments and deliveries due upon conversion under this Section 8.2, “Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) trading in the Common Stock generally occurs on The NASDAQ Capital Market or, if the Common Stock is not then listed on The NASDAQ Capital Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock (or other security for which a Daily VWAP must be determined) is not so listed or traded, “Trading Day” means a Business Day.

8.3 Adjustment of Conversion Rate.

The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company will not make any adjustment to the Conversion Rate if Holders of Notes participate at the same time and on the same terms as holders of Common Stock and solely, as a result of holding the Notes, in any of the transactions described under Section 8.3(a) (but only with respect to stock dividends or distributions), Section 8.3(b), Section 8.3(c), and Section 8.3(d), at the same time as holders of the Common Stock participate, without having to convert their Notes as if such Holders held a number of shares of Common Stock equal to (i) the Conversion Rate in effect for such Notes immediately prior to the Ex-Dividend Date for such event multiplied by (ii)(x) the principal amount of Notes held by such a Holder divided by (y) $1,000.

(a) If the Company issues shares of its Common Stock as a dividend or distribution on shares of Common Stock, or if the Company effects a share split or share combination, then the Conversion Rate shall be adjusted based on the following formula:

where

CR0	=	The Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;
CR1	=	The Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or such effective date;
OS0	=	The number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date or such effective date; and
OS1	=	The number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Such adjustment shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date for such share split or share combination. If any dividend or distribution of the type described in this Section 8.3(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

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(b) If the Company issues to all or substantially all holders of the Common Stock any rights or warrants entitling them for a period of not more than 60 calendar days after the announcement date of such issuance to subscribe for or purchase shares of the Common Stock at a price per share less than the average of the Last Reported Sale Prices of Common Stock for the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be adjusted based on the following formula:

where

CR0	=	The Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;
CR1	=	The Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;
OS0	=	The number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date;
X	=	The total number of shares of Common Stock issuable pursuant to such rights or warrants; and
Y	=	The number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement of the issuance of such rights or warrants.

To the extent such rights or warrants are not exercised prior to their expiration or termination, the Conversion Rate shall be readjusted to the Conversion Rate that would be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In the event that such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if the date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed. For the purposes of this Section 8.3(b), in determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than the average of the Last Reported Sale Prices of Common Stock for the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate exercise price payable for such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on the exercise thereof, with the value of such consideration, if other than cash, as shall be determined in good faith by the Board of Directors.

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(c) If the Company distributes shares of any class of Capital Stock of the Company, evidences of its indebtedness, other assets or property of the Company or rights or warrants to acquire the Company’s Capital Stock or other securities to all or substantially all holders of its Common Stock, excluding:

(i) dividends or distributions and rights or warrants as to which an adjustment was effected pursuant to Section 8.3(a) or Section 8.3(b);

(ii) dividends or distributions paid exclusively in cash; and

(iii) Spin-Offs to which the provisions set forth below in this Section 8.3(c) shall apply;

then the Conversion Rate shall be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;
CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;
SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and
FMV	=	the fair market value (as determined by the Company’s Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.

Such adjustment shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If the Company’s Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 8.3(c) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the average of the Last Reported Sale Prices of the Common Stock. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing adjustment, each Holder shall receive, in respect of each $1,000 principal amount of its Notes at the same time and upon the same terms as holders of the Common Stock, the amount and kind of securities, assets and other property such Holder would have received if such Holder owned on the relevant Regular Record Date for such distribution a number of shares of Common Stock equal to the Conversion Rate in effect on such Regular Record Date for the distribution of the securities or assets.

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With respect to an adjustment pursuant to this Section 8.3(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit and such dividend or distribution is listed for trading on a securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period (as defined below);
CR1	=	the Conversion Rate in effect immediately after the end of the Valuation Period;
FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock (determined for purposes of the definition of Last Reported Sale Price as if such Capital Stock or similar equity interest were the Common Stock) over the first ten consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and
MP0	=	the average of the Last Reported Sale Prices of Common Stock over the Valuation Period.

The adjustment to the Conversion Rate under the preceding paragraph will occur on the last day of the Valuation Period; provided, that in respect of any conversion during the Valuation Period, references above to ten Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date of such Spin-Off and the Conversion Date in determining the applicable Conversion Rate; provided further that if the Ex-Dividend Date for the Spin-Off is less than 10 consecutive Trading Days before, and including, the end of the Observation Period in respect of any conversion, references in this clause (c) related to Spin-Offs to 10 consecutive Trading Days shall be deemed replaced, for purposes of calculating the Daily Conversion Values or Daily Settlement Amounts in respect of that conversion, with such lesser numbers of Trading Days as have elapsed from, and including, the Ex-Dividend Date for such Spin-Off to, and including, the last Trading Day of such Observation Period.

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(d) If the Company pays any cash dividend or distribution to all or substantially all holders of Common Stock, the Conversion Rate shall be adjusted based on the following formula:

where

CR0	=	The Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;
CR1	=	The Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;
SP0	=	The Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and
C	=	The amount in cash per share the Company distributes to holders of the Common Stock

Such adjustment shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing adjustment, each Holder of Notes shall receive, in respect of each $1,000 principal amount of its Notes at the same time and upon the same terms as holders of the Common Stock, the amount of the cash dividend or distribution such Holder would have received if such Holder owned on the relevant Regular Record Date for such dividend or distribution a number of shares of Common Stock equal to the Conversion Rate in effect on such Regular Record Date.

(e) If the Company or any of its Subsidiaries make a payment in respect of a tender offer or exchange offer for Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Trading Day next succeeding the date such tender or exchange offer expires;
CR1	=	the Conversion Rate in effect immediately after the open of business on the Trading Day next succeeding the date such tender or exchange offer expires;
AC	=	the aggregate value of all cash and any other consideration (as determined by the Company’s Board of Directors) paid or payable for shares purchased in such tender or exchange offer;
OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;
OS1	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and
SP1	=	the Last Reported Sale Price of the Common Stock on the Trading Day next succeeding the date such tender or exchange offer expires.

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The adjustment to the Conversion Rate under this Section 8.2(c) will be determined immediately after the close of business on the Trading Day next succeeding the date such tender or exchange offer expires, but will be given effect immediately after the open of business on such Trading Day.

(f) If the Company issues shares of Common Stock for a consideration per share less than the Specified Value per share on the date the Company fixes the offering price of such additional shares, the Conversion Rate shall be adjusted in accordance with the following formula:

where:

CR1	=	the adjusted Conversion Rate.
CR0	=	the Conversion Rate immediately prior to any such issuance.
OS0	=	the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock.
AC	=	the aggregate consideration received for the issuance of such additional shares of Common Stock.
SV1	=	the Specified Value per share of Common Stock on the date of issuance of such additional shares of Common Stock.
	=	the number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock.

This Subsection 8.3(f) shall not apply to any of the transactions for which an adjustment has been made pursuant to other provisions of this Section 8.3.

“Specified Value” per share of Common Stock or per unit or share of any other security (herein collectively referred to as a “Security”) at any date shall be:

(i) if the Security is not registered under the Exchange Act, (1) the value of the Security determined in good faith by the Board of Directors of the Company and certified in a board resolution, based on the most recently completed arm’s-length transaction between the Company and a person other than an Affiliate of the Company in which such determination is necessary and the closing of which occurs on such date or shall have occurred within the six months preceding such date, (2) if no such transaction shall have occurred on such date or within such six-month period, the value of the Security most recently determined as of a date within the six months preceding such date by an Independent Financial Expert or (3) if neither clause (1) nor (2) is applicable, the value of the Security as mutually agreed by the Company and Holders of a majority of the warrants outstanding; provided, however, that if the Company and such Holders are unable to mutually agree upon such value, the Company shall select an Independent Financial Expert who shall determine the value of such Security;

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(ii) if the Security is registered under the Exchange Act, the average of the daily market prices (as hereinafter defined) for each business day during the period commencing 10 Business Days before such date and ending on the date one day prior to such date or, if the Security has been registered under the Exchange Act for less than 30 consecutive business days before such date, then the average of the daily market prices for all of the business days before such date for which daily market prices are available. If the market price is not determinable for at least 15 Business Days in such period, the Specified Value of the Security shall be determined as if the Security was not registered under the Exchange Act; or

(iii) if the Security is registered under the Exchange Act and is being sold in a firm commitment underwritten public offering registered under the Securities Act, the public offering price of such Security set forth on the cover page of the prospectus relating to such offering.

The “market price” for any Security on each business day means: (A) if such Security is listed or admitted to trading on any securities exchange, the closing price, regular way, on such day on the principal exchange on which such Security is traded, or if no sale takes place on such day, the average of the closing bid and asked prices on such day or (B) if such Security is not then listed or admitted to trading on any securities exchange, the last reported sale price on such day, or if there is no such last reported sale price on such day, the average of the closing bid and the asked prices on such day, as reported by a reputable quotation source designated by the Company. If there are no such prices on a Business Day, then the market price shall not be determinable for such Business Day.

In the case of Common Stock, if more than one subclass of Common Stock is outstanding, the “Specified Value” shall be the highest of the Specified Values per share of such subclasses of Common Stock.

“Independent Financial Expert” shall mean a nationally recognized investment banking firm selected by the Company that (i) does not (and whose directors, officers, employees and Affiliates do not) have a direct or indirect financial interest in the Company or any of its Affiliates, (ii) has not been, and, at the time it is called upon to serve as an Independent Financial Expert under this Agreement is not (and none of whose directors, officers, employees or Affiliates is), a promoter, director or officer of the Company, (iii) has not been retained by the Company or any of its Affiliates for any purpose, other than to perform an equity valuation, within the preceding 12 months, and (iv) in the reasonable judgment of the Board of Directors of the Company, is otherwise qualified to serve as an independent financial advisor. Any such person may receive customary compensation and indemnification by the Company for opinions or services it provides as an Independent Financial Expert.

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(g) Notwithstanding the above, certain listing standards of The NASDAQ Capital Market may limit the amount by which the Company may increase the conversion rate pursuant to the events described in clauses (b) through (f) in this Section. These standards generally require the Company to obtain the approval of its stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of the Common Stock outstanding on the Issue Date unless the Company obtains stockholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions will apply at any time when the Notes are outstanding, regardless of whether the Company then has a class of securities listed on The NASDAQ Capital Market. Accordingly, in the event of an increase in the Conversion Rate above that which would result in the Notes, in the aggregate, becoming convertible into shares in excess of such limitations, the Company shall, at its discretion, either obtain stockholder approval of such issuances or deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of such limitations based on the daily VWAP on each Trading Day of the relevant Observation Period in respect of which, in lieu of delivering shares of Common Stock, the Company delivers cash pursuant to this Section 8.3(g).

(h) The Company from time to time may increase the Conversion Rate by any amount for any period of time of at least 20 Business Days, so long as the Company’s Board of Directors shall have made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. Whenever the Conversion Rate is increased pursuant to this Section 8.3(h), the Company shall mail to Holders of record of the Notes a notice of the increase at least one day prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(i) The Company may (but shall not be required to) increase the Conversion Rate, in addition to any adjustments pursuant to Sections 8.3(a) – Section 8.3(f), if the Company’s Board of Directors considers such increase to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

(j) All calculations under this Section 8 shall be made by the Company and shall be made to the nearest cent (including, in the case of any adjustment to the Conversion Rate, the resulting adjustment to the Conversion Price) or to the nearest one ten-thousandth of a share. No adjustment shall be required to be made for the Company’s issuance of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or rights to purchase shares of Common Stock or such convertible or exchangeable securities, other than as provided in this Section 8.3 and in Section 8.5 hereof.

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(k) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly provide to the Holders an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until the Holders shall have received such Officers’ Certificate, the Holders shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each Holder. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(l) For purposes of this Section 8.3, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(m) Notwithstanding anything in this Section 8.3 or any other provision in this Agreement or the Notes, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date, and a Holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related Regular Record Date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date as described under Section 8.2(k) based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 8.3, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(n) Notwithstanding the foregoing, if the application of the foregoing formulas set forth in this Section 8.3 would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate shall be made (other than as a result of a share combination).

(o) Notwithstanding anything to the contrary in this Section 8, no adjustment to the Conversion Rate shall be made:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries in an amount not to exceed 10.0% of the outstanding shares of Common Stock on the Issue Date;

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(iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) above and outstanding as of the Issue Date;

(iv) for a change in the par value of the Common Stock; or

(v) for accrued and unpaid interest on the Notes.

(p) The Company shall not be required to make an adjustment in the Conversion Rate unless the adjustment would require a change of at least 1% in the Conversion Rate. However, the Company will carry forward any adjustments that are less than 1% of the Conversion Rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, (i) upon any Conversion Date for any Notes and (ii) on each Trading Day of any Observation Period.

8.4 Certain Other Adjustments.

Whenever a provision of this Agreement requires the calculation of Last Reported Sale Prices or Daily VWAP over a span of multiple days, the Board of Directors will make appropriate adjustments to such Last Reported Sale Prices or Daily VWAP, the Conversion Rate, or the amount due upon conversion to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date of the event occurs, at any time during the period from which such Last Reported Sale Prices or Daily VWAP are to be calculated.

8.5 Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale.

(a) If any of the following events occur:

(i) any recapitalization or reclassification of, or change in, the Common Stock (other than changes resulting from a subdivision or combination);

(ii) a consolidation, merger or combination involving the Company;

(iii) a sale, lease or other transfer to a third party of the consolidated assets of the Company and its Restricted Subsidiaries substantially as an entirety; or

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(iv) any statutory share exchange;

in each case as a result of which the Common Stock would be converted into, or exchanged for, or would be reclassified or changed into, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute an agreement providing that at and after the effective time of such Merger Event, the right to convert a Note will be changed into a right to convert such Note as set forth in this Agreement into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate prior to such Merger Event would have owned or been entitled to receive (the “Reference Property”, with each “unit of Reference Property” meaning the type and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Merger Event; provided, however, (A) the Company shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 8.2 and (B) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 8.2 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have been entitled to receive in such Merger Event and (III) the Daily VWAP shall be calculated based on the value of a unit of Reference Property.

If, as a result of the Merger Event, each share of Common Stock is converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (x) the Reference Property into which the Notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election, and (y) the unit of Reference Property for purposes of the foregoing sentence shall refer to the consideration referred to in clause (x) attributable to one share of Common Stock. If the holders receive only cash in such Merger Event, then for all conversions that occur after the effective date of such Merger Event (x) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any additional Shares pursuant to Section 8.3), multiplied by the price paid per share of Common Stock in such Merger Event and (y) the Company shall satisfy the conversion obligation by paying cash to converting Holders on the third Business Day immediately following the Conversion Date. The Company shall notify the Holders of such weighted average as soon as practicable after such determination is made.

The Company shall not become a party to any such Merger Event unless its terms are consistent with this Section 8.5. Such agreement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8 in the judgment of the Company’s Board of Directors or the Board of Directors of the successor Person. If, in the case of any such recapitalization, reclassification, change, consolidation, merger, combination, sale, lease, other transfer or statutory share exchange, the Reference Property receivable thereupon by a holder of Common Stock includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing Person, as the case may be, in such reorganization, reclassification, change, consolidation, merger, combination, sale, lease, other transfer or statutory share exchange, then such agreement shall also be executed by such other Person. None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes into shares of Common Stock, as set forth in Section 8.1 and Section 8.2 prior to the effective date of such Merger Event

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(b) The Company shall cause notice of the execution of such agreement to be mailed to each Holder, at the address of such Holder as it appears on the register of the Notes maintained by the Company, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such agreement. The above provisions of this Section 8.5 shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances. If this Section 8.5 applies to any Merger Event, Section 8.3 shall not apply.

8.6 Shares to Be Fully Paid.

The Company shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion of the Notes from time to time as such Notes are presented for conversion (assuming that at the time of computation of such number of shares, all such Notes would be converted by a single Holder).

8.7 Taxes on Shares Issued.

The Company will pay any documentary, stamp or similar issue or transfer tax due on the issue or delivery of shares of Common Stock on conversion of Notes pursuant hereto; provided, however, that if such documentary, stamp or similar issue or transfer tax is due because the Holder of such Notes has requested that shares of Common Stock be issued in a name other than that of the Holder of the Notes converted, then such taxes will be paid by the Holder, and the Company shall not be required to issue or deliver any stock certificate evidencing such shares unless and until the Holder shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

8.8 Reservation of Shares; Shares to be Fully Paid; Compliance With Governmental Requirements; Listing of Common Stock.

The Company shall reserve, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to satisfy conversion of the Notes from time to time as such Notes are presented for conversion (assuming that, at the time of the computation of such number of shares or securities, all such Notes would be converted by a single Holder).

The Company covenants that all shares of Common Stock that may be issued upon conversion of Notes shall be newly issued shares or treasury shares, shall be duly authorized, validly issued, fully paid and non-assessable and shall be free from preemptive rights and free from any tax, lien or charge (other than those created by the Holder).

The Company shall list or cause to have quoted any shares of Common Stock to be issued upon conversion of Notes on each national securities exchange or over-the-counter or other domestic market on which the Common Stock is then listed or quoted.

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8.9 Notice to Holders Prior to Certain Actions.

In case:

(a) the Company shall declare a dividend (or any other distribution) on its Common Stock that would require an adjustment in the Conversion Rate pursuant to Section 8.3; or

(b) the Company shall authorize the granting to the holders of all or substantially all of its Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants that would require an adjustment in the Conversion Rate pursuant to Section 8.3 or Section 8.9 hereof; or

(c) of any reclassification or reorganization of the Common Stock of the Company (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale, lease or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries; or

(d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company or any of its Restricted Subsidiaries;

then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Agreement or the Notes), the Company shall cause to be delivered to each Holder at such Holder’s address appearing on the Note Register, as promptly as practicable but in any event at least 10 days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend (or any other distribution) or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined, or (y) the date on which such reclassification, reorganization, consolidation, merger, sale, lease, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend (or any other distribution), reclassification, reorganization, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

SECTION 9. AMENDMENTS AND WAIVERS.

9.1 With Consent of Holders.

The Company, when authorized by a resolution of its Board of Directors, with the written consent of the Majority Holders, may amend this Agreement or the Notes, provided that each Holder shall have received prior notice of such proposed amendment. The Majority Holders may waive compliance by the Company with any provision of this Agreement or the Notes, provided that each Holder shall have received prior notice of such proposed waiver. Without the consent of each Holder affected, however, no amendment or waiver may (with respect to any Notes held by a nonconsenting Holder of Notes):

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(a) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver of any provision of this Agreement or the Notes;

(b) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of Notes, reduce the purchase price payable in connection with repurchases of the Notes pursuant to Section 5.8;

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the Notes or that resulted from a failure to comply with Section 5.8(except a rescission of acceleration of the Notes by the Majority Holders and a waiver of the payment default that resulted from such acceleration);

(e) make the principal of, premium, if any, or the interest on, any Note payable in any manner other than that stated in this Agreement and the Notes;

(f) make any change in the provisions of this Agreement relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, premium (if any) or interest on the Notes;

(g) waive the payment of the Redemption Price with respect to any Note;

(h) make any change that adversely affects the conversion rights of any Holder; or

(i) make any change in the foregoing amendment and waiver provisions.

It shall not be necessary for the consent of the Holders under this Section 9 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment or waiver under this Section 9 becomes effective, the Company shall provide to the Holders affected thereby a notice briefly describing the amendment or waiver. Any failure of the Company to provide such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment or waiver. The Company shall provide a copy of such amendment or waiver upon request by any Holder.

In connection with any amendment under this Section 9, the Company may offer, but shall not be obligated to offer, to any Holder who consents to such amendment or waiver, consideration for such Holder’s consent.

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9.2 Revocation and Effect of Consents.

Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of his Note by notice the Company received before the date on which the Majority Holders have consented (and not theretofore revoked such consent) to the amendment or waiver.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment or waiver, which record date shall be at least thirty (30) days prior to the first solicitation of such consent. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those persons who were Holders at such record date (or their duly designated proxies), and only those persons, shall be entitled to revoke any consent previously given, regardless of whether such persons continue to be Holders after such record date. No such consent shall be valid or effective for more than ninety (90) days after such record date.

After an amendment or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (a) through (h) of Section 9.1, in which case, the amendment or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, premium (if any) and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver, consent or amendment, Notes owned by the Company or any Affiliate of the Company shall be considered as though not outstanding.

9.3 Notation on or Exchange of Notes.

If an amendment or waiver changes the terms of a Note, the Company may require the Holder of the Note to deliver it to the Company so that it may place an appropriate notation on the Note that reflects the amendment or waiver and return it to the Holder.

9.4 Payment of Expenses.

The Company shall pay or reimburse each Purchaser’s out-of-pocket expenses (including the reasonable fees and expenses of counsel) relating to any amendment or modification of, or any waiver or consent under, this Agreement and the Notes.

SECTION 10. DEFINITIONS.

10.1 Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Account Manager” means each Purchaser, if any, duly authorized to act as attorney in-fact on behalf of any Person in purchasing, in the name of and using funds provided by such Person, Notes hereunder.

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“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, regardless of whether such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquired Subordinated Indebtedness” means Subordinated Indebtedness of the Company or any of its Restricted Subsidiaries, that is Acquired Debt and was not incurred in connection with, or in contemplation of, another Person merging with or into, or becoming a Restricted Subsidiary of, the Company or any of its Subsidiaries.

“Affiliate” means, with respect to any referenced Person, a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such referenced Person, (ii) which directly or indirectly through one or more intermediaries beneficially owns or holds 10% or more of the combined voting power of the total Voting Securities of such referenced Person or (iii) of which 10% or more of the combined voting power of the total Voting Securities directly or indirectly through one or more intermediaries is beneficially owned or held by such referenced Person or a Subsidiary of such referenced Person. When used herein without reference to any Person, Affiliate means an Affiliate of the Company. For purposes of this definition, “control” when used with respect to any person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Securities, by agreement or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Agreement, the Purchasers and their Affiliates shall not be considered Affiliates of the Company or any of its Subsidiaries.

“Affiliate Transaction” has the meaning given to such term in Section 5.9.

“Agreement” means this Note Purchase Agreement dated as of July 1, 2020, by and among the Company and the Purchasers.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries considered as a single enterprise will be governed by the provisions Section 5.11 hereof and not by Section 5.8; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

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Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4) the sale, lease or other disposition of (a) products, services, inventory or accounts receivable in the ordinary course of business or (b) equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets, including, without limitation, the disposition of either obsolete equipment or equipment that is damaged or worn out;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by this Agreement;

(7) a Restricted Payment that does not violate Section 5.5, including the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Restricted Payment;

(8) the consummation of a Permitted Investment, including, without limitation, the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Permitted Investment;

(9) the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien, so long as no Default has occurred or is continuing as a result thereof; and

(10) the conveyance, licensing or sublicensing of intellectual property rights, airspace rights, rights of way and other similar rights, in each case, that does not materially interfere with the business of the Company and its Restricted Subsidiaries.

“Asset Sale Offer” shall have the meaning set forth in Section 5.8(a).

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Business Day” means any day which is not a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

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“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) Government Securities having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4) certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

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(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Charter Documents” means the Articles of Incorporation or Certificate of Incorporation and Bylaws (or any similar organizational documents), as amended or restated (or both) to date, of the Company, or any of their respective Subsidiaries, as applicable.

“Closing” has the meaning given to such term in Section 1.2(b).

“Closing Date” has the meaning given to such term in Section 1.2(b).

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Consolidated” or “consolidated,” when used with reference to any accounting term, means the amount described by such accounting term, determined on a consolidated basis in accordance with GAAP, after elimination of intercompany items.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent deducted in computing such Consolidated Net Income; plus

(2) all extraordinary, unusual or non-recurring items of loss or expense to the extent deducted in computing such Consolidated Net Income; plus

(3) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(4) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(5) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(6) all non-cash charges related to restricted stock and redeemable stock interests granted to officers, directors and employees, to the extent deducted in computing such Consolidated Net Income; plus

(7) for any acquisitions which are consummated on or after the Issue Date, add-backs calculated in accordance with the provisions of clause (1) of the definition of “Fixed Charge Coverage Ratio”; plus

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(8) non-cash charges for accretion on closure and post-closure obligations; plus

(11) non-cash charges (or minus non-cash benefits, if applicable) reflecting the adoption of SFAS No. 123 (and all amendments thereto); minus

(12) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Funded Debt” means, as of any date of determination, the greater of (a) zero and (b) total of (i) all Funded Debt of the Company and its Restricted Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Company and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Restricted Subsidiaries in accordance with GAAP minus (ii) the sum, without duplication, of all Cash Equivalents held by the Company or any of its Restricted Subsidiaries on such date.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided, however, that the operation of this clause (2) shall be suspended with respect to any Restricted Subsidiary that is acquired by the Company or any of its Subsidiaries (regardless of whether such acquisition is effected pursuant to a merger or otherwise), but such suspension shall cease immediately after the first six months following such acquisition;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any non-cash mark-to-market adjustments to assets or liabilities resulting in unrealized gains or losses in respect of Hedging Obligations (including those resulting from the application of SFAS No. 133) shall be excluded;

(5) all non-cash charges related to restricted stock and redeemable stock interests granted to officers, directors and employees, shall be excluded;

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(6) any charges associated with any write-down, amortization or impairment of goodwill or other tangible or intangible assets shall be excluded; and

(7) to the extent deducted in the calculation of Net Income, any non-cash or nonrecurring charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness will be excluded.

“Consolidated Net Worth” with respect to any Person, means, as at any date of determination, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries determined in accordance with GAAP plus (ii) the respective amounts reported on such Person’s most recent balance sheet with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, provided that the consolidated net worth of any Person shall exclude the effect of any non-cash charges relating to the acceleration of stock options or similar securities of such Person or another Person with which such Person is merged or consolidated; provided further that for purposes of calculating consolidated equity of the common stockholders all liabilities in respect of Permitted Public Finance Instruments and the Johnson Controls Agreement shall not be included as a liability (regardless of GAAP).

“Consolidated Tangible Assets” means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less all goodwill, patents, tradenames, trademarks, copyrights, customer contracts, customer lists, covenants not to compete, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.

“Conversion Price” means, in respect of each Note, as of any date, $1,000, divided by the Conversion Rate as of such date.

“Conversion Rate” means 86.9565 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as set forth herein; provided that if the Last Reported Sale Price of the Common Stock is less than or equal to $6.00 for any 10 Trading Days within any 30 Trading Day period preceding the Maturity Date, then the Conversion Rate shall be adjusted to a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to such adjustment multiplied by 1.6667, subject to further adjustment as set forth herein.

“Converting Founders” means the holders of Founder Notes who, pursuant to the terms thereof, and as indicated on their signature pages hereof, have elected to convert Founder Notes into Notes.

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“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more Indebtedness facilities, commercial paper facilities or Debt Issuances with banks, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing providing for revolving credit loans, term loans, sale leaseback arrangements, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) such lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances) and any agreements and related documents governing Indebtedness or Obligations incurred to refinance amounts then outstanding or permitted to be outstanding, regardless of whether with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing and whether provided under the original agreement, indenture or other documentation relating thereto).

“Daily Conversion Value” means, for each of the 30 consecutive Trading Days during the Observation Period, one thirtieth (1/30th) of the product of (1) the Conversion Rate on such Trading Day and (2) the Daily VWAP on such Trading Day.

“Daily Measurement Value” means the Specified Dollar Amount (if any) divided by 30.

“Daily Settlement Amount” means, for each of the 30 consecutive Trading Days during the Observation Period:

(1) cash equal to the lesser of (i) the Daily Settlement Value and (ii) the Daily Conversion Value; and

(2) if the Daily Conversion Value exceeds the Daily Measurement Value, a number of shares of Common Stock equal to (i) the difference between the Daily Conversion Value and the Daily Measurement Value, divided by (ii) the Daily VWAP for such Trading Day.

“Daily VWAP” means, for each of the 30 consecutive Trading Days during the applicable Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GPAQ.Q <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for such purpose by the Company). The “Daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Debt Issuances” means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event which is, or after notice or passage of time would be, an Event of Default.

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“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 5.5 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“EB-5 Preferred Stock” means the preferred stock or other preferred Equity Interests issued to ADC American Football & GY Lender, LLC, a Delaware limited liability company, or an affiliate thereof.

“Equity Interest” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” has the meaning given to such term in Section 3.15.

“Event of Default” has the meaning given to such term in Section 7.1.

“Ex-Dividend Date” means, in respect of any dividend or distribution, the first date upon which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such dividend or distribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, from time to time, and any successor statute or law thereto.

“Excess Proceeds” has the meaning given to such term in Section 5.8(a).

“Exempt Funded Debt” means, (a) the Notes issued and outstanding on the Issue Date, (b) up to $175.0 million in aggregate principal amount of Permitted Public Finance Instruments and (c) all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness referred to in clauses (a) or (b) of this definition, or to refund, refinance or replace any Permitted Refinancing Indebtedness described in this clause (c).

“Existing Indebtedness” means the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Notes and the related Subsidiary Guarantees) in existence on the Issue Date, until such amounts are repaid.

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“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Agreement), which determination will be conclusive for all purposes under this Agreement.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, repays, repurchases or redeems any Indebtedness (other than the incurrence or repayment of revolving credit borrowings, except to the extent that a repayment is accompanied by a permanent reduction in revolving credit commitments) or issues, repurchases or redeems Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in good faith on a reasonable basis by a responsible financial or accounting Officer of the Company; provided, that such Officer may in his discretion include any pro forma changes to Consolidated Cash Flow, including any pro forma reductions of expenses and costs, and other operating improvements that have occurred or are reasonably expected by such Officer to occur (regardless of whether such pro forma changes or adjustments could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

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(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, regardless of whether such Guarantee or Lien is called upon; plus

(4) all dividends, whether paid or accrued and regardless of whether in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company.

“Founder Notes” means 10% Convertible Subordinated Notes due November 5, 2025 issued by HOF Village.

“Fundamental Change” will be deemed to have occurred at the time after the Issue Date if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, its Subsidiaries and its and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity;

(2) consummation of any share exchange, consolidation or merger of the Company or any other transaction or series of transactions pursuant to which the Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Restricted Subsidiaries, considered as a single enterprise, to any Person other than one of its Subsidiaries; provided, however, that a transaction where the holders of all classes of the Company’s common equity immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly in substantially the same proportion as such ownership immediately before such transaction, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a Fundamental Change;

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(3) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(4) the Common Stock (or other common stock into which the Securities are then convertible) ceases to be listed or quoted on a national securities exchange in the United States.

A Fundamental Change as a result of clause (2) above will not be deemed to have occurred, however, if 100% of the consideration received or to be received by the holders of the Common Stock, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the Fundamental Change consists of shares of common stock traded on the New York Stock Exchange or the NASDAQ Capital Market (or any of their respective successors) or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (“publicly traded securities”) and as a result of such transaction or transactions the Securities become convertible into such publicly traded securities, excluding cash payments for fractional shares, subject to the provisions regarding payment upon conversion set forth in Section 8 of this Agreement.

“Fundamental Change Company Notice” has the meaning specified in Section 6.6.

“Fundamental Change Purchase Date” has the meaning specified in Section 6.6.

“Fundamental Change Purchase Notice” has the meaning specified in Section 6.6.

“Fundamental Change Purchase Price” has the meaning specified in Section 6.6.

“Funded Debt” means, with respect to any Person, all Indebtedness of such Person that by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more (including, without limitation, an option of such obligor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof.

“GAAP” means generally accepted accounting principles in the United States, that are in effect from time to time. All ratios and computations based on GAAP contained in this Agreement will be computed in conformity with GAAP. At any time after the Issue Date, the Company may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Holders of Notes.

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“Government Body” means any Federal, state, local or foreign governmental authority or regulatory body, any subdivision, agency, commission or authority thereof or any quasi-governmental or private body exercising any governmental regulatory authority thereunder and any Person directly or indirectly owned by and subject to the control of any of the foregoing, or any court, arbitrator or other judicial or quasi-judicial tribunal.

“Government Securities” means direct obligations of, or obligations Guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).  When used as a verb, “Guarantee” has a correlative meaning.

“Guarantor” means any Restricted Subsidiary of the Company that Guarantees the Notes in accordance with the provisions of this Agreement and the provisions of the Subsidiary Guarantee, and its successors and assigns, in each case, until the Subsidiary Guarantee of such Person has been released in accordance with the provisions of this Agreement and the provisions of the Subsidiary Guarantee.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” or “Holders” means each Purchaser (so long as it holds any Notes) and any other registered holder of any of the Notes.

“HOFV Acquisition” shall mean the acquisition of HOF Village by the Company pursuant to the HOFV Acquisition Agreement.

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“HOFV Acquisition Agreement” shall mean the Agreement and Plan of Merger, by and between the Company, Gordon Pointe Acquisition Corp., a Delaware corporation, GPAQ Acquiror Merger Sub, Inc., a Delaware corporation, GPAQ Company Merger Sub, LLC, a Delaware limited liability company, and HOF Village, LLC, a Delaware limited liability company and HOFV Village NewCo LLC, a Delaware limited liability company.

“HOF Village” means HOF Village, LLC, a Delaware limited liability company.

“Indebtedness” means, with respect to any Person, the aggregate amount of, without duplication, the following:

(a) all obligations for borrowed money;

(b) all obligations evidenced by bonds, debentures, notes or other similar instruments;

(c) all obligations to pay the deferred purchase price of property or services due more than six months after such property is acquired or such services are completed (except Trade Payables, accrued commissions and other similar accrued current liabilities in respect of such obligations, in any case, not overdue, arising in the ordinary course of business);

(d) all Capital Lease Obligations;

(e) all obligations of such Person or Persons, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances; and

(f) all Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (a) all Indebtedness of others secured by a Lien on any asset of the specified Person (regardless of whether such Indebtedness is assumed by the specified Person); provided, that the amount of such Indebtedness will be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Person, and (b) to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of FASB ASC 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the foregoing, the following shall not constitute “Indebtedness:”

(i) accrued expenses and trade accounts payable arising in the ordinary course of business;

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(ii) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

(iii) any unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of the FASB ASC 815);

(iv) any obligations in respect of (a) bid, performance, completion, surety, appeal and similar bonds, (b) bankers’ acceptances, (c) workers’ compensation claims, health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation and statutory obligations and (d) any guarantees or standby letters of credit functioning as or supporting any of the foregoing bonds or obligations, to the extent not drawn; provided, however, that such bonds or obligations mentioned in subclause (a), (b), (c) or (d) of this clause (v) are incurred in the ordinary course of the business of the Company and its Restricted Subsidiaries and do not relate to obligations for borrowed money;

(v) any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, earnouts, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of any business, assets or Capital Stock;

(vi) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such obligation is extinguished within five Business Days of its incurrence;

(vii) any Treasury Management Arrangement; and

(viii) any obligation arising out of advances on trade receivables, factoring of receivables, customer prepayments and similar transactions in the ordinary course of business and consistent with past practice.

“Indemnified Party” has the meaning given to such term in Section 1.8(d).

“Indemnifying Party” has the meaning given to such term in Section 1.8(d).

“Investment” means, with respect to any Person, any direct, indirect or beneficial investment by such Person, whether by means of share purchase, loan, advance, extension of credit (other than accounts receivable and trade credits arising in the ordinary course of business), capital contribution or otherwise, in or to any other Person, the guaranty by such Person of any Indebtedness of any other Person or the subordination of any claim against any other Person to other Indebtedness of such other Person.

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“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or law thereto.

“Issue Date” means the first date on which Notes are issued under this Agreement.

“Johnson Controls Agreement” means the secured loan with a financial institution entered into by a subsidiary of the Company, JCIHOFV Financing, LLC, that is collateralized by the entire payment stream of the Johnson Controls Naming Rights Agreement dated November 17, 2016.

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share of Common Stock (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Laws” has the meaning given to such term in Section 3.17.

“Legal Holiday” means a Saturday, Sunday or day on which banks and trust companies in the principal place of business of the Company or in New York are not required to be open.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, regardless of whether filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Majority Holders” means, at any time, the Holder or Holders of at least a majority in aggregate principal amount of the then outstanding Notes.

“Market Disruption Event” means (i) a failure by the primary U.S. national securities or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 pm., New York City time, on any Trading Day for the Common Stock for more than a one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

“Material Adverse Effect” means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Company and its Restricted Subsidiaries considered as a single enterprise or (b) a material adverse effect on the ability of the Company to perform its obligations under this Agreement or of any Purchaser or Holder to enforce or collect any of the obligations hereunder. In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to result in a Material Adverse Effect.

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“Maturity Date” means March 31, 2025.

“Merger Event” has the meaning given to such term in Section 8.5.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

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“Notes” has the meaning given to such term in Section 1.1.

“Notes Register” has the meaning given to such term in Section 1.3.

“Notice of Redemption” has the meaning given to such term in Section 6.3.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Observation Period” with respect to any Note surrendered for conversion the 30 consecutive Trading Day period beginning on and including the second Trading Day after such Conversion Date.

“Offer Amount” has the meaning given to such term in Section 5.8(a).

“Offer Period” has the meaning given to such term in Section 5.8(a).

“Officer” of a Person mean its Chairman of the Board, Chief Executive Officer, President, Treasurer, any Vice President, Secretary or any Assistant Secretary.

“Officers’ Certificate” means a certificate in the form attached hereto as Annex F signed by any two Officers, one of whom must be the Chairman of the Board, the Chief Executive Officer, Chief Financial Officer, the President, the Treasurer or a Vice President of the Company.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of the Company’s Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of (1) a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary or (2) a Person that was merged, consolidated or amalgamated into the Company or a Restricted Subsidiary, provided that, in the case of clause (1) or (2), on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto, either (a) the Restricted Subsidiary or the Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in Section 5.7 hereof or (b) the Company would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio that is greater than or equal to the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

“Permitted Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related or ancillary thereto.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

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(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.8 hereof;

(5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or any of its Subsidiaries;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(9) loans or advances to employees in the ordinary course of business or consistent with past practice;

(10) repurchases of the Notes;

(11) advances, deposits and prepayments for purchases of any assets, including any Equity Interests;

(12) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(13) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

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(14) Investments received as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(15) surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business;

(16) Guarantees of Indebtedness permitted under Section 5.7 hereof;

(17) Investments existing on the Issue Date; and

(18) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding not to exceed $10.0 million.

“Permitted Liens” means:

(1) Liens securing Indebtedness incurred under Credit Facilities that is permitted to be incurred pursuant to clause (i) of the definition of Permitted Debt in Section 5.7(b);

(2) Liens in favor of the Company or any Restricted Subsidiary;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition, and not incurred in contemplation of, such acquisition;

(5) bankers’ Liens, rights of setoff and Liens to secure the performance of bids, tenders, trade or governmental contracts, leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 5.7(b)(iv) covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the Issue Date;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

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(9) Liens imposed by law, such as carriers’, warehousemen’s, repairmen’s, landlord’s and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens securing Hedging Obligations and/or Obligations with respect to Treasury Management Arrangements;

(12) Liens created for the benefit of (or to secure) the Notes (or the Subsidiary Guarantees);

(13) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14) Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(15) Liens contained in purchase and sale agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby;

(16) Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Company or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(17) Liens securing liabilities associated with any Permitted Public Finance Instruments and Liens in favor of governmental entities to secure payments under any contract or statute to secure progress or advance payments;

(18) Liens securing liabilities associated with the Johnson Controls Agreement;

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(19) Liens securing obligations that, at any one time outstanding, do not exceed $25.0 million; and

(20) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Company or any Restricted Subsidiary to the extent securing Non-Recourse Debt of such Unrestricted Subsidiary or joint venture.

“Permitted Public Finance Instruments” means any Tourism Development District Bonds or Tax Increment Financing Bonds issued to the Company that have a Stated Maturity after the Maturity Date.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries, any Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary issued (a) in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a “Refinancing”), any other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), any Disqualified Stock of the Company or any preferred stock of a Restricted Subsidiary in a principal amount or, in the case of Disqualified Stock of the Company or preferred stock of a Restricted Subsidiary, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with a Refinancing) the lesser of:

(1) the principal amount or, in the case of Disqualified Stock or preferred stock, liquidation preference, of the Indebtedness, Disqualified Stock or preferred stock so Refinanced (plus, in the case of Indebtedness, the amount of premium, if any paid in connection therewith); and

(2) if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing.

Notwithstanding the preceding, no Indebtedness, Disqualified Stock or preferred stock will be deemed to be Permitted Refinancing Indebtedness, unless:

(1) such Indebtedness, Disqualified Stock or preferred stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being Refinanced;

(2) if the Indebtedness, Disqualified Stock or preferred stock being Refinanced is contractually subordinated or otherwise junior in right of payment to the Notes, such Indebtedness, Disqualified Stock or preferred stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and is contractually subordinated or otherwise junior in right of payment to, the Notes, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or preferred stock being Refinanced at the time of the Refinancing; and

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(3) such Indebtedness or Disqualified Stock is incurred or issued by the Company or such Indebtedness, Disqualified Stock or preferred stock is incurred or issued by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced or the issuer of the Disqualified Stock or preferred stock being Refinanced.

“Person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization or a government or agency or political subdivision thereof.

“PIK Interest” means interest paid pursuant to a PIK Interest Payment in accordance with the provisions of Section 1 of the Notes.

“PIK Interest Payment” means the payment of all or a portion of a payment of interest on the Notes by increasing the principal amount of each Note by the amount of such payment on the applicable Interest Payment Date in accordance with the provisions of Section 1 the Notes.

“Plan” has the meaning given to such term in Section 3.15.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Proceedings” has the meaning given to such term in Section 3.12.

“Purchase Date” has the meaning given to such term in Section 5.8(a).

“Purchasers” means the purchasers on the signature pages hereto.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for such redemption pursuant to this Agreement and the Notes.

“Redemption Price” means, when used with respect to any Note to be redeemed, the price fixed for such redemption pursuant to this Agreement and the Notes.

“Reference Property” has the meaning given to such term in Section 8.5.

“Registration Rights Agreement” means the agreement between the Purchasers and the Company granting registration rights to the Purchasers substantially in the form attached hereto as Annex G.

“Regular Record Date” for the interest payable on any Interest Payment Date means the 15th day of the calendar month during which such Interest Payment Date occurs.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

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“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“SEC Filings” means the Company’s publicly available documents filed with the SEC under the EDGAR filing system (or any successor filing system of the SEC).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute or law thereto.

“Senior Debt” means:

(1) all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) the Notes and any other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2) of this definition.

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(A) any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates;

(B) any Indebtedness that is incurred in violation of this Indenture; or

(C) any Trade Payables or taxes owed or owing by the Company or any of its Restricted Subsidiaries.

“Solvent” means, with respect to any Person on a particular date, that on such date, (a) the fair saleable value of the assets of such Person exceeds its probable liability on its debts as they become absolute and mature; (b) all of such Person’s assets, at a fair valuation, exceed the sum of such Person’s debts; (c) such Person is able to pay its debts or liabilities as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s assets would constitute an unreasonably small capital.

“Specified Dollar Amount” means the maximum cash amount per $1,000 principal amount of Notes to be received upon conversion as specified in the Settlement Notice related to any converted Notes.

“Spin-Off” has the meaning specified in Section 8.3(c).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

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“Subordinated Indebtedness” means Indebtedness of the Company or a Guarantor that is contractually subordinated in right of payment (by its terms or the terms of any document or instrument relating thereto), to the Notes or the Subsidiary Guarantee of such Guarantor, as applicable.

“Subsidiary” means, with respect to any Person, (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (ii) a partnership in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but, in the case of a limited partner, only if such Person or its Subsidiary is entitled to receive more than 50% of the assets of such partnership upon its dissolution, or (iii) any limited liability company or any other Person (other than a corporation or a partnership) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination, has (a) at least a majority ownership interest or (b) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Subsidiary Guarantee” means any Guarantee of the Company’s obligations under this Agreement and the Notes by any Guarantor in accordance with the provisions of this Agreement.

“Taxes” means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

“Tax Returns” means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

“Third Party Claim” has the meaning given to such term in Section 1.8(d).

“Trade Payables” means, with respect to any Person, accounts payable and other similar accrued current liabilities in respect of obligations or indebtedness to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries in the ordinary course of business in connection with the obtaining of property or services.

“Trading Day” has the meaning given to such term in Section 8.2(l).

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

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“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“Unrestricted Subsidiary” means (i) JCIHOFV FINANCING, LLC, a Delaware limited liability company, so long as it constitutes a Subsidiary of the Company, unless and until designated by the Board of Directors of the Company as a Restricted Subsidiary in compliance with Section 5.13 and (ii) any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 5.9 hereof, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, except to the extent permitted by Section 5.5 hereof; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation.

“Voting Securities” means any class of Equity Interests of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (regardless of whether at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

“Warrant Agreement” means the agreement between the Purchasers and the Company providing for the possible issuance of warrants to the Purchasers in connection with a redemption of the Notes substantially in the form attached hereto as Annex E.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

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(2) the then outstanding principal amount of such Indebtedness.

10.2 Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) “or” is not exclusive;

(c) words in the singular include the plural, and words in the plural include the singular;

(d) provisions apply to successive events and transactions;

(e) “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; and.

(f) any reference to a “Section,” “Annex” or “Schedule” refers to a Section of, an Annex to, or a Schedule to this Agreement, respectively.

SECTION 11. MISCELLANEOUS.

11.1 Notices.

All notices and other communications provided for or permitted hereunder shall be made by hand-delivery, first-class mail, telex, telecopier, or overnight air courier guaranteeing next day delivery:

(a) if to any Purchaser at the address or telecopy number set forth on Annex B hereto, with a copy to counsel for such Purchaser; and

(b) if to the Company, to GPAQ Acquisition Holdings, Inc., 2626 Fulton Dr., Canton, OH 44718, Attn: Michael Crawford, with a copy to Hunton Andrews Kurth LLP, 2200 Pennsylvania Avenue NW, Washington, DC 20037, Attention: J. Steven Patterson.

All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; at the time of transmittal, if sent via electronic mail prior to 5:00 p.m., Eastern Time on the date submitted; on the next succeeding Business Day, if sent via electronic mail at or after 5:00 p.m., Eastern Time on the date submitted; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

11.2 Successors and Assigns.

Except as expressly contemplated by Section 5.11 hereof, the Company may not assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of the Majority Holders, and any such purported assignment by the Company without the written consent of the Majority Holders shall be null and void ab initio and of no force or effect. Subject to the foregoing restriction, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

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11.3 Counterparts.

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Any signature (including any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record) hereto or to any other certificate, agreement or document related to the transactions contemplated hereby, and any contract formation or record-keeping through electronic means shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, and the parties hereby waive any objection to the contrary.

11.4 Headings.

The headings in this Agreement are for convenience of reference only-and shall not limit or otherwise affect the meaning hereof.

11.5 Governing Law; Submission to Jurisdiction.

THIS AGREEMENT, THE NOTES AND ALL ISSUES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE NOTES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEEDING AGAINST THE COMPANY IN ANY OTHER JURISDICTION.

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11.6 Entire Agreement.

This Agreement, together with the Registration Rights Agreement and the Notes, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement, together with the Registration Rights Agreement and the Notes, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

11.7 Severability.

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each Purchaser’s rights and privileges shall be enforceable to the fullest extent permitted by law.

11.8 Further Assurances.

The Company shall, and shall cause each of their Subsidiaries to, at its cost and expense, upon request of any Purchaser or Holder, duly execute and deliver, or cause to be duly executed and delivered, to such Purchaser or Holder such further instruments and do or cause to be done such further acts as may be necessary or proper in the reasonable opinion of such Purchaser or Holder to carry out more effectually the provisions and purposes of this Agreement.

11.9 Disclosure of Financial Information

Each Holder is hereby authorized to deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of the Company and each of its Subsidiaries which may be furnished to it hereunder or otherwise, to any other Holder, any court, Government Body having jurisdiction over such Holder, as may be required or appropriate in response to any summons or subpoena in connection with any litigation, to the extent necessary to comply with any law, order, regulation or ruling applicable to such Holder, to any rating agency, in order to protect its investment hereunder, or to any Person which shall, or shall have any right or obligation to, succeed to all or any part of such Holder’s interest in any of the Notes and this Agreement or to any actual or prospective purchaser or assignee thereof.

11.10 Survival

The representations and warranties set forth in Sections 3.1, 3.4, 3.8, 3.10, 4.1, 4.2, 4.3 and 4.4 of this Agreement shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth in this Agreement shall survive until the date that is 60 days following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 regardless of any investigation made by or on behalf of the Company or any Purchaser.

(Signature pages follow)

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties set forth below as of the date first written above.

GPAQ ACQUISITION HOLDINGS, INC.

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	Chief Executive Officer

MAGNETAR CONSTELLATION MASTER FUND, LTD.
By: Magnetar Financial, LLC, its investment manager

By:	/s/ Michael Turro
Name:	Michael Turro
Title:	Chief Compliance Officer

Principal amount of Notes to be purchased: $2,290,000

Aggregate purchase price of Notes to be purchased: $2,290,000

Form of payment of such aggregate purchase price: Cash in U.S. dollars.

MAGNETAR STRUCTURED CREDIT FUND, LP.
By: Magnetar Financial, LLC, its general manager

By:	/s/ Michael Turro
Name:	Michael Turro
Title:	Chief Compliance Officer

Principal amount of Notes to be purchased: $865,000

Aggregate purchase price of Notes to be purchased: $865,000

Form of payment of such aggregate purchase price: Cash in U.S. dollars.

MAGNETAR XING HE MASTER FUND LTD
By: Magnetar Financial, LLC, its investment manager

By:	/s/ Michael Turro
Name:	Michael Turro
Title:	Chief Compliance Officer

Principal amount of Notes to be purchased: $780,000

Aggregate purchase price of Notes to be purchased: $780,000

Form of payment of such aggregate purchase price: Cash in U.S. dollars.

MAGNETAR XING HE MASTER FUND LTD
By: Magnetar Financial, LLC, its investment manager

By:	/s/ Michael Turro
Name:	Michael Turro
Title:	Chief Compliance Officer

Principal amount of Notes to be purchased: $600,000

Aggregate purchase price of Notes to be purchased: $600,000

Form of payment of such aggregate purchase price: Cash in U.S. dollars.

PURPOSE ALTERNATIVE CREDIT FUND – T LLC
By: Magnetar Financial, LLC, investment manager

By:	/s/ Michael Turro
Name:	Michael Turro
Title:	Chief Compliance Officer

Principal amount of Notes to be purchased: $310,000

Aggregate purchase price of Notes to be purchased: $310,000

Form of payment of such aggregate purchase price: Cash in U.S. dollars.

PURPOSE ALTERNATIVE CREDIT FUND – F LLC
By: Magnetar Financial, LLC, investment manager

By:	/s/ Michael Turro
Name:	Michael Turro
Title:	Chief Compliance Officer

Principal amount of Notes to be purchased: $155,000

Aggregate purchase price of Notes to be purchased: $155,000

Form of payment of such aggregate purchase price: Cash in U.S. dollars.

TIMKEN FOUNDATION OF CANTON

By:	/s/ Ward J. Timken
Name:	Ward J. Timken
Title:	President

Principal amount of Notes to be purchased: $1,000,000

Aggregate purchase price of Notes to be purchased: $1,000,000

Form of payment of such aggregate purchase price: Cash in U.S. dollars.

STARK COMMUNITY FOUNDATION

By:	/s/ Mark J. Samolcyzk
Name:	Mark J. Samolcyzk
Title:	President and CEO

Principal amount of Notes to be purchased: $1,000,000

Aggregate purchase price of Notes to be purchased: $1,000,000

Form of payment of such aggregate purchase price: The cancellation in full of indebtedness in the amount of $1,000,000 owed to such purchaser by HOF Village under the promissory note dated June 22, 2020 issued by HOF Village and payable to Stark Community Foundation.

CH Capital Lending, LLC,
a Delaware limited liability company

By: Holdings SPE Manager, LLC,
a Delaware limited liability company, its Manager

By:	/s/ Richard H. Klein
Name:	Richard H. Klein
Title:	Chief Financial Officer

Principal amount of Notes to be purchased: $9,000,000

Aggregate purchase price of Notes to be purchased: $9,000,000

Form of payment of such aggregate purchase price: A reduction, in the amount of $9,000,000, of the principal component of the indebtedness owed to Industrial Realty Group, LLC, a Nevada limited liability company (“Industrial Realty Group”) under the Promissory Note, dated as of November 27, 2019 (the “IRG November Note”), from the Borrowers listed on Exhibit B thereto and payable to Industrial Realty Group. Industrial Realty Group has assigned to CH Capital Lending, LLC, a Delaware limited liability company, its right to receive Notes in exchange for the reduction of the principal balance of the IRG November Note.

Gordon Pointe Management, LLC

By:	/s/ James J. Dolan
Name:	James J. Dolan
Title:	Manager

Principal amount of Notes to be purchased: $500,000

Aggregate purchase price of Notes to be purchased: $500,000

Form of payment of such aggregate purchase price: A reduction in the amount of $500,000 of the principal component of the indebtedness owed to such Purchaser by Gordon Pointe Acquisition Corp. under loan agreements and related promissory notes issued by the Borrowers listed therein and payable to Gordon Pointe Management, LLC or an affiliate of Gordon Pointe Management, LLC.

JMJS Group, LLLP

By:	/s/ Jerre Stead
Name:	Jerre Stead
Title:	General Partner

Principal amount of Founder Notes held by such Purchaser and being converted into like principal amount of Notes: $1,158,806

Glenn R. August

By:	/s/ Glenn R. August
Name:	Glenn R. August

Principal amount of Founder Notes held by such Purchaser and being converted into like principal amount of Notes: $1,158,806 michael s. Gross

By:	/s/ Michael S. Gross
Name:	Michael S. Gross

Principal amount of Founder Notes held by such Purchaser and being converted into like principal amount of Notes: $869,104

Bradley M. Chase and Judith E. Chase, as Tenants-in-Common

By:	/s/ Bradley M. Chase
Name:	Bradley M. Chase

By:	/s/ Judith E. Chase
Name:	Judith E. Chase

Principal amount of Founder Notes held by such Purchaser and being converted into like principal amount of Notes: $284,577

Kevin O'Callaghan

By:	/s/ Kevin O’Callaghan
Name:	Kevin O'Callaghan

Principal amount of Founder Notes held by such Purchaser and being converted into like principal amount of Notes: $250,000

John and kelly warner

By:	/s/ John Warner
Name:	John Warner

By:	/s/ Kelly Warner
Name:	Kelly Warner

Principal amount of Founder Notes held by such Purchaser and being converted into like principal amount of Notes: $250,000

Jeffrey Slovin

By:	/s/ Jeffery Slovin
Name:	Jeffrey Slovin

Principal amount of Founder Notes held by such Purchaser and being converted into like principal amount of Notes: $250,000

ANNEX A

[FORM OF NOTE]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION THEREFROM UNDER THE ACT, THE RULES AND REGULATIONS THEREUNDER AND APPLICABLE STATE LAWS. THE TRANSFER OF THIS NOTE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE NOTE PURCHASE AGREEMENT DATED AS OF JULY 1, 2020 BY AND GPAQ ACQUISITION HOLDINGS, INC. AND THE PURCHASERS PARTY THERETO.

8.00% Convertible Note due 2025

No. ____	$________

GPAQ ACQUISITION HOLDINGS, INC.

promises to pay to __________________ or registered assigns, the principal sum of _________ Dollars ($________) on March 31, 2025 (the “Maturity Date”) plus accrued and unpaid interest as provided below.

Interest Payment Dates: March 31, June 30, September 30 and December 31 of each year; provided, that the first Interest Payment Date shall be September 30, 2020.

Record Dates: 15th day of each calendar month during which each Interest Payment Date occurs.

Capitalized terms used herein shall have the meanings ascribed to them in the Agreement (as defined below) unless otherwise indicated.

1. INTEREST. GPAQ Acquisition Holdings, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 8.00% per annum from September 30, 2020 until maturity. The Company will pay interest quarterly on March 31, June 30, September 30 and December 31 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). In lieu of paying all of such installment of interest on the Notes in cash, the Company may pay all of such installment (or a portion thereof) by payable by increasing the principal amount of each Note by the amount of such installment (with such increased amount accruing interest as well) on the applicable Interest Payment Date (such interest, “PIK Interest”; provided, however, that in the event all or a portion of any installment of interest on the Notes is so paid in PIK Interest, the interest rate used to calculate the amount of such payment of PIK Interest shall be 10.00%. Interest on the Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be September 30, 2020. Upon the occurrence of an Event of Default, and as long as such Default continues, interest to be paid in PIK Interest shall accrue at a rate of 12.00%. PIK Interest paid in accordance with the terms hereof shall not constitute unpaid amounts hereunder. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. METHOD OF PAYMENT. The Company will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the March 15, June 15, September 15, or December 15, as applicable, next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date. The Notes will be payable both as to principal and interest by Federal funds wire transfer of U.S. Legal Tender to each Holder’s account in any bank in the United States of America as may be designated and specified in writing by such Holder at least two Business Days prior thereto; provided, however, that if, pursuant to Section 1 hereof, the Company elects to pay a portion of an interest payment on the Notes in the form of a PIK Interest Payment, then the Company shall make a record on in the Note Register of the corresponding increase in the principal amount of the Notes.

3. SECURITIES PURCHASE AGREEMENT. The Company issued the Notes under the Note Purchase Agreement dated as of July 1, 2020 (the “Agreement”) by and among the Company the purchasers party thereto (the “Purchasers”). The Notes are subject to, and qualified by, all such terms, certain of which are summarized herein, and Holders of Notes are referred to the Agreement for a statement of such terms. The Notes are general senior obligations of the Company. The Notes are limited to $20,721,293 in aggregate principal amount plus the aggregate principal amount of any additional Notes issued in accordance with Section 1 hereof in lieu of a portion of any cash interest payments.

4. CONVERSION. As provided in and subject to the provisions of the Agreement, the Holder hereof has the right, at its option, to convert this Note or a portion thereof that is $1,000 or an integral multiple thereof, into shares of Common Stock, at the applicable Conversion Rate specified in the Agreement, as adjusted from time to time as provided in the Agreement.

5. REDEMPTION.

(a) The Company may, in its sole discretion, redeem all or any amount of the Notes outstanding, in whole or in part, at any time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to the Redemption Date.

(b) Immediately upon any redemption of the Notes prior to the Maturity Date, a redemption of Notes prior to the Maturity Date, the Company shall issue to each Holder of the Notes being redeemed a number of warrants (pursuant to the Warrant Agreement substantially in the form attached hereto as Annex E), equal to the number of shares of Common Stock that such Holder would receive if such Holder were to convert such Notes on the Redemption Date pursuant to Section 8 hereof.

(c) The Company shall redeem all the outstanding Notes on the Maturity Date at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the redemption date.

6. OFFERS TO REPURCHASE. Following the occurrence of any Fundamental Change, a Holder may elect to require the Company to offer to purchase the Notes held by the Holder upon the terms set forth in the Agreement. Following the occurrence of an Asset Sale, the Company will be required to apply the Excess Proceeds therefrom to an offer to purchase outstanding Notes upon the terms set forth in the Agreement.

7. NOTICE OF REDEMPTION. Written notice of redemption shall be provided at least thirty (30) days but not more than sixty (60) days before a Redemption Date to each Holder whose Notes are to be redeemed at such Holder’s registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. If, on or prior to the Redemption Date, the Company deposits in a segregated account or otherwise sets aside funds sufficient to pay the Redemption Price of the Notes called for redemption, then, on and after the Redemption Date, interest ceases to accrue on Notes or portions thereof called for redemption, unless the Company defaults in paying the redemption price.

8. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are without coupons in the principal amount of $1,000 or integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Agreement. The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Agreement. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of fifteen (15) days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

9. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

10. AMENDMENTS AND WAIVERS. Subject to certain exceptions, the Agreement and the Notes may be amended or supplemented and any existing Default under, or compliance with any provision of, the Agreement may be waived with the written consent of the Majority Holders. The right of any Holder to participate in any consent required or sought pursuant to any provision of the Agreement (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Company in a notice furnished to Holders in accordance with the terms of this Agreement.

11. DEFAULTS AND REMEDIES. An Event of Default is, in general: default in the payment of the principal of or premium, if any, of any Note when the same becomes due and payable at maturity, upon redemption or otherwise (including, without limitation, the failure to make a payment to purchase Notes tendered pursuant to an Asset Sale Offer); default in the payment of interest on any Note or any other amount payable hereunder when the same becomes due and payable and such default continues for a period of thirty (30) days (it being understood that making a PIK Interest Payment in accordance with the terms hereof shall not constitute any Event of Default under the terms hereof); failure by the Company for thirty (30) days after notice to it to comply with any of the covenants or provisions of the Agreement or the Notes; if any of the representations or warranties of the Company made in the Agreement are untrue in any respect, the result of which could reasonably be expected to have a Material Adverse Effect; if the Agreement or the Notes become unenforceable; certain defaults under and/or acceleration prior to maturity of certain other indebtedness of the Company; certain final judgments which remain undischarged after notice; and certain events of bankruptcy or insolvency. If an Event of Default occurs and is continuing, the Holders of 25% of the aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. The Company is obligated to furnish a monthly compliance certificate to the Holders.

12. NO RECOURSE AGAINST OTHERS. A director, officer, employee or stockholder of the Company, as such, shall not have any liability for any obligations of the Company under the Notes or the Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

13. ASSIGNMENT. A Note may be assigned in whole or in part only with the written consent of the Company, which shall not be unreasonably withheld, and by registration of such assignment or sale on the Note Register upon receipt from the Holder of a completed Assignment Form substantially in the form attached hereto. Upon its receipt of a satisfactory request to assign all or part of any Note by a Holder and the physical surrender of this Note to the Company, the Company shall record the information contained therein in the Note Register and issue one or more new Notes, the aggregate outstanding principal balance of which shall be the same as the entire outstanding principal balance of the surrendered Note, to the designated assignee or transferee.

14. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

15. GOVERNING LAW, SUBMISSION TO JURISDICTION. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, THE COMPANY HEREBY IRREVOCABLY SUBMIT T-0 THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE NOTES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEEDING AGAINST THE COMPANY ANY OTHER JURISDICTION.

The Company will furnish to any Holder upon written request and without charge a copy of the Agreement. Requests may be made to GPAQ Acquisition Holdings, Inc., 2626 Fulton Dr NW, Canton, OH 44718, Attn: Michael Crawford.

GPAQ ACQUISITION HOLDINGS, INC.

By:
Name:	Michael Crawford
Title:	Chief Executive Officer

Date: , 2020

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

                                                                                                                     (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _______________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Company).

Option of Holder To Elect Purchase

If you want to elect to have all or part of the Note purchased by the Company pursuant to Section 5.8 of the Agreement, state the amount you elect to have purchased:

$ ______________

Date: ___________

Your

Signature: _____________________________________

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.: _______________________________

Signature Guarantee*: ____________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Company).

[FORM OF FUNDAMENTAL CHANGE PURCHASE NOTICE]

To: GPAQ Acquisition Holdings, Inc.

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from GPAQ Acquisition Holdings, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Purchase Date and requests and instructs the Company to repay to the registered holder hereof in accordance with the applicable provisions of this Note and the Agreement referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and (2) if such Fundamental Change Purchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest thereon to, but excluding, such Fundamental Change Purchase Date.

In the case of certificated Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated:_____________

_____________________________________
Signature(s)
_____________________________________
Social Security or Other Taxpayer Identification Number
Principal amount to be repaid (if less than all): $__________, 000
NOTICE: The signature on the Fundamental Change Purchase Notice must correspond with the name as written upon the face of the Security in every particular without alteration or enlargement or any change whatever.

[FORM OF NOTICE OF CONVERSION]

To: GPAQ Acquisition Holdings, Inc.

The undersigned registered Holder of this Note hereby irrevocably exercises the option to convert this Note, or a portion hereof (which is $1,000 or an integral multiple hereof) below designated, into cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, and directs that cash payable and any shares of Common Stock issuable and deliverable upon conversion, together with any check in payment for fractional shares of Common Stock, and any Notes representing any unconverted principal amount hereof, be paid or issued and delivered, as the case may be, to the registered Holder hereof unless a different name has been indicated below. Subject to certain exceptions set forth in the Agreement, if this notice is being delivered on a date after the close of business on a Regular Record Date and prior to the opening of business on the related Interest Payment Date, this notice is accompanied by payment of an amount equal to the interest payable on such Interest Payment Date of the principal of this Note to be converted. If any shares of Common Stock or any portion of this Security not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect hereto. Any amount required to be paid by the undersigned on account of interest accompanies this Note.

Principal amount to be converted (in an integral multiple of $1,000, if less than all):

______________________________
Signature(s)

Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

Fill in for registration of any shares of Common Stock and Notes if to be issued otherwise than to the registered Holder.

____________________________
(Name)

____________________________
(Address)

ANNEX D

Subsidiary Guarantee

Dated as of ________ __, 202__

of

[Name of Guarantor(s)]

Exhibit A - Guarantee Joinder

-i-

Subsidiary Guarantee

This Subsidiary Guarantee, dated as of ________ __, 202__ (this “Guarantee”), is made by each of the undersigned (each, a “Guarantor” and, together with each of the other signatories hereto and any other entities from time to time parties hereto pursuant to Section 10.2 hereof, the “Guarantors”) in favor of the Holders from time to time of the Notes (as defined below), including without limitation each Purchaser (as defined below).

Capitalized terms used herein have the meanings specified in the Note Agreement (as defined below), unless otherwise defined herein.

Preliminary Statements:

WHEREAS, GPAQ Acquisition Holdings, Inc., a Delaware corporation (the “Company”), entered into a Note Purchase Agreement dated as of July 1, 2020 (as amended, modified, supplemented or restated from time to time, the “Note Agreement”) with the Persons listed on the signature pages thereto (each, a “Purchaser” and collectively, the “Purchasers”); and

WHEREAS, the Company has authorized the issuance and sale, pursuant to the Note Agreement, of 8.00% Convertible Notes due 2025 in the aggregate principal amount of $20,721,293 (the “Notes”). The Notes and any other notes that may from time to time be issued pursuant to the Note Agreement (including any notes issued in substitution for any of the aforementioned notes) are herein collectively called the “Notes” and individually a “Note;”

Now Therefore, each Guarantor hereby covenants and agrees with, and represents and warrants to, each of the Holders as follows:

Section 1. Guarantee.

(a) Each Guarantor hereby irrevocably, unconditionally and jointly and severally with the other Guarantors, if any, guarantees to each Holder, the due and punctual payment in full of the principal of, interest on (including, without limitation, to the fullest extent permitted by applicable law, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, regardless of whether a claim for post-filing or post-petition interest is allowed in such proceeding), and any other amounts due under, the Notes or the Note Agreement when and as the same shall become due and payable (whether at stated maturity or upon redemption or by acceleration or otherwise) (all such payment obligations being collectively hereinafter referred to as the “Guaranteed Obligations”). The guarantee in the preceding sentence is an absolute, present and continuing guarantee of payment and not of collectability and is in no way conditioned or contingent upon any attempt to collect from the Company or any other guarantor of the Notes (including, without limitation, any other Guarantor hereunder) or upon any other action, occurrence or circumstance whatsoever. In the event that the Company shall fail so to pay any such Guaranteed Obligations, each Guarantor agrees to pay the same when due to the Holders entitled thereto, without demand, presentment, protest or notice of any kind, in lawful money of the United States of America, pursuant to the requirements for payment specified in the Notes and the Note Agreement. Each Guarantor agrees that the Notes issued in connection with the Note Agreement may (but need not) make reference to this Guarantee.

(b) Each Guarantor hereby acknowledges and agrees that such Guarantor’s liability hereunder is joint and several with the other Guarantors, if any, and any other Person(s) who may guarantee any of the Guaranteed Obligations.

(c) To the fullest extent permitted by applicable law, each Guarantor, promptly after demand, will pay to the Holders the reasonable costs and expenses of collecting such amounts or otherwise enforcing or defending this Guarantee, including, without limitation, the reasonable fees and expenses of counsel and all expenses resulting from any legal action commenced to challenge the validity or enforceability of this Guarantee or any other instrument referred to herein. To the fullest extent permitted by applicable law, and notwithstanding the foregoing provisions or any other provision of this Guarantee, if at any time the Guaranteed Obligations exceed the Maximum Guaranteed Amount (as defined below) determined as of such time with regard to such Guarantor, then this Guarantee shall be automatically amended to reduce the Guaranteed Obligations to the Maximum Guaranteed Amount. Such amendment shall not require the written consent of any Guarantor or any Holder and shall be deemed to have been automatically consented to by each Guarantor and each Holder. Each Guarantor agrees that the Guaranteed Obligations may at any time exceed the Maximum Guaranteed Amount without affecting or impairing the obligation of such Guarantor. “Maximum Guaranteed Amount” means, as of the date of determination with respect to a Guarantor, the lesser of (i) the amount of the Guaranteed Obligations outstanding on such date and (ii) the maximum amount that would not render such Guarantor’s liability under this Guarantee subject to avoidance under Section 548 of the United States Bankruptcy Code (or any successor provision) or any comparable provisions of applicable state law.

Section 2. Obligations Absolute.

The obligations of each Guarantor hereunder shall be absolute, irrevocable and unconditional, shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim such Guarantor may have against the Company or any Holder or otherwise, and, to the fullest extent permitted by applicable law, shall remain in full force and effect (subject to Section 7 hereof) without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (regardless of whether such Guarantor shall have any knowledge or notice thereof), including, without limitation: (a) any amendment, modification or restatement of or deletion from or addition or supplement to any of the Notes or the Note Agreement (it being agreed that the obligations of each Guarantor hereunder shall apply to the Notes and the Note Agreement as so amended, modified or restated) or any assignment or transfer of any thereof or of any interest therein; (b) the addition, substitution or release of any other Guarantor or any other entity or other Person primarily or secondarily liable in respect of the Guaranteed Obligations; (c) any waiver, consent, extension, indulgence or other action or inaction under or in respect of the Notes or the Note Agreement; (d) any bankruptcy, insolvency, arrangement, reorganization, readjustment, composition, liquidation or similar proceeding with respect to the Company or its property; (e) any merger, amalgamation or consolidation of any Guarantor or of the Company into or with any other Person or any sale, lease or transfer of any or all of the assets of any Guarantor or of the Company to any Person; (f) any failure on the part of the Company for any reason to comply with or perform any of the terms of any agreement with any Guarantor; or (g) any other event or circumstance that might otherwise constitute a legal or equitable discharge or defense of a Guarantor (regardless of whether similar to the foregoing), and in any event however material or prejudicial it may be to any Guarantor or to any subrogation, contribution or reimbursement rights any Guarantor may otherwise have. Each Guarantor covenants to the fullest extent permitted by applicable law that (subject to Section 7 hereof) its obligations hereunder will not be discharged except by indefeasible payment in full in cash of all of the Guaranteed Obligations and all other obligations hereunder.

Section 3. Waiver.

Each Guarantor unconditionally waives, to the fullest extent permitted by applicable law, (a) notice of acceptance of this Guarantee, of any action taken or omitted in reliance hereon and of any default by the Company in the payment of any amounts due under the Notes or the Note Agreement, and of any of the matters referred to in Section 2 hereof, (b) all notices that may be required by statute, rule of law or otherwise to preserve any of the rights of any Holder against such Guarantor, including, without limitation, presentment to or demand for payment from the Company or any Guarantor with respect to any Note, notice to the Company or to any Guarantor of default or protest for nonpayment or dishonor, (c) any right to require any Holder to enforce, assert or exercise any right, power or remedy including, without limitation, any right, power or remedy conferred in the Note Agreement or the Notes, (d) any requirement for diligence on the part of any Holder and (e) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge, release (other than a release of such Guarantor from its guarantee of the Guaranteed Obligations hereunder pursuant to Section 5.12 of the Note Agreement or pursuant to Section 7 hereof) or defense of a guarantor (other than the defense of payment) or that might otherwise limit recourse against such Guarantor.

Section 4. Subrogation.

(a) Each Guarantor covenants to the fullest extent permitted by applicable law that it will not exercise any rights that it may have acquired by way of subrogation under this Guarantee, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights, or any rights of reimbursement, contribution or indemnity pursuant to the Notes or this Guarantee, unless and until all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash.

(b) So long as any of the Guaranteed Obligations remain outstanding, if any amount shall be paid by or on behalf of the Company to any Guarantor on account of any of the rights waived in Section 4(a), such amount shall be held by such Guarantor in trust for the benefit of the Holders and shall, forthwith upon receipt by such Guarantor, be turned over to the Holders, in the form received (together with any necessary endorsements) to be applied against the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Majority Holders.

(c) Each Guarantor hereby agrees that, to the extent that a Guarantor shall have paid an amount hereunder to any Holder that is greater than the net value of the benefits received, directly or indirectly, by such paying Guarantor as a result of the issuance and sale of the Notes (such net value, its “Proportionate Share”), such paying Guarantor shall, subject to Section 4(a), be entitled to contribution from any Guarantor that has not paid its Proportionate Share of the Guaranteed Obligations. Any amount payable as a contribution under this Section 4(c) shall be determined as of the date on which the related payment is made by such Guarantor seeking contribution and each Guarantor acknowledges that the right to contribution hereunder shall constitute an asset of such Guarantor to which such contribution is owed. Notwithstanding the foregoing, the provisions of this Section 4(c) shall in no respect limit the obligations and liabilities of any Guarantor to the Holders hereunder or under the Notes or the Note Agreement, and each Guarantor shall remain jointly and severally liable for the full payment and performance of the Guaranteed Obligations.

Section 5. Merger, Consolidation, etc.

(a) Each Guarantor hereby agrees that it shall not consolidate with or merge with any other Person or convey, transfer, lease or otherwise dispose of all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(i) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of any such Guarantor as an entirety, as the case may be, shall be a corporation, limited partnership or limited liability company organized and existing under the laws of the United States of America or any state thereof (including the District of Columbia), and, if such Guarantor is not such corporation, limited partnership or limited liability company, such corporation, limited partnership or limited liability company shall have executed and delivered to each Holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Guarantee; and

(ii) immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.

(b) Upon any consolidation or merger, or any conveyance, transfer, lease or other disposition of all or substantially all of the properties or assets of a Guarantor in a transaction that is subject to, and that complies with the provisions of Section 5(a) hereof, the successor Person formed by such consolidation or into or with which such Guarantor is merged or to which such conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, conveyance, transfer, lease or other disposition, the provisions of this Guarantee referring to such Guarantor shall refer instead to the successor Person and not to such Guarantor), and may exercise every right and power of such Guarantor under this this Guarantee with the same effect as if such successor Person had been named as such Guarantor herein.

(c) Notwithstanding any contrary provision of this Guarantee, the Note Agreement or the Notes, nothing contained in this Guarantee, the Note Agreement or the Notes will in any way prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale, transfer or conveyance of all or substantially all of the assets of a Guarantor as an entirety to the Company or another Guarantor.

Section 6. Representations and Warranties of Each Guarantor.

Each Guarantor represents and warrants to each Holder as follows:

6.1 Authorization, Etc. Such Guarantor has taken all actions necessary to authorize it to execute, deliver and perform all of its obligations under this Guarantee. This Guarantee is a legally valid and binding obligation of such Guarantor, enforceable against it in accordance with its terms, except for (a) the effect thereon of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and (b) limitations imposed by equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions hereof and upon the availability of injunctive relief or other equitable remedies.

6.2 No Violation or Conflict. Neither the execution, delivery or performance of this Guarantee by such Guarantor, nor the compliance with its obligations hereunder, will:

(a) violate any provision of the Charter Documents of such Guarantor;

(b) violate any statute, law, rule or regulation or any judgment, decree, order, regulation or rule of any court or governmental authority or body to which such Guarantor or any of its respective properties may be subject;

(c) permit or cause the acceleration of the maturity of any debt or obligation of such Guarantor; or

(d) violate, or be in conflict with, or constitute a default under, or permit the termination of, or require the consent of any Person under, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any property of such Guarantor under, any mortgage, indenture, loan agreement, note, debenture, agreement for borrowed money or any other agreement to which such Guarantor is a party or by which such Guarantor (or its properties) may be bound, other than such violations, conflicts, defaults, terminations and Liens, or such failures to obtain consents, which could not reasonably be expected to result in a Material Adverse Effect.

6.3 Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any governmental authority or body is required in connection with the execution, delivery or performance by such Guarantor of this Guarantee.

6.4 Solvency. After giving effect to the transactions contemplated herein and in the Note Agreement, such Guarantor will be Solvent.

Section 7. Term and Release of Guarantee.

This Guarantee and all guarantees, covenants and agreements of the Guarantors contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations shall be indefeasibly paid in full in cash; provided that notwithstanding any other provision hereof to the contrary, each Guarantor shall automatically, completely and immediately be released from its guarantee hereunder of the Guaranteed Obligations without any further act by any Person upon the occurrence of any of the following events:

(a) any sale or other disposition of all or substantially all of the properties or assets of such Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company;

(b) any sale or other disposition of the Capital Stock of such Guarantor (by way of merger, consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company; provided that the Guarantor ceases to be a Restricted Subsidiary as a result of such sale or other disposition;

(c) the designation of such Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Note Agreement;

(d) the liquidation or dissolution of such Guarantor: provided that no Default or Event of Default occurs as a result thereof or has occurred or is continuing;

(e) such Guarantor consolidating with, merging into or transferring all of its properties or assets to the Company or another Guarantor, and as a result of, or in connection with, such transaction such Guarantor dissolves or otherwise ceases to exist; or

(f) as provided in (and subject to) Section 5.12 of the Note Agreement, the discharge or other release of such Guarantor from all its Obligations in respect of its Guarantee of (or other liability for) any Obligations under any Credit Facility.

Section 8. Additional Guarantors.

Subsequent to the date hereof, any Person may become a Guarantor under this Guarantee by executing a Guarantee Joinder substantially in the form of Exhibit A attached hereto and delivering the same to the Holders. Any such Person shall thereafter be a “Guarantor” for all purposes under this Guarantee.

Section 9. Amendment and Waiver.

9.1 Requirements. Except as otherwise provided in Section 1(c) hereof, this Guarantee may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of each Guarantor and the Majority Holders, except that no amendment or waiver that results in the limitation of the liability of any Guarantor hereunder (except to the extent provided in Section 1(c) hereof) will be effective as to any Holder, unless consented to by such Holder in writing.

9.2 Binding Effect. Any amendment or waiver consented to as provided in this Section 9 applies equally to all Holders and is binding upon them and upon each future Holder and upon each Guarantor without regard to whether any Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant or agreement not expressly amended or waived or impair any right consequent thereon. No course of dealing between a Guarantor and the Holder nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Holder. As used herein, the term this “Guarantee” and references thereto shall mean this Guarantee as it may be amended, modified, supplemented or restated from time to time, including without limitation pursuant to any Guarantee Joinder.

Section 10. Miscellaneous.

10.1 Notices. All notices and communications provided for hereunder shall be in writing and sent (i) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (ii) by registered or certified mail with return receipt requested (postage prepaid), or (iii) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(a) if to any Guarantor, to such Guarantor at the address specified immediately under its executed signature block hereto or in any Guarantee Joinder, or such other address as such Guarantor shall have specified to the Holders in writing; or

(b) if to any Holder, to such Holder at the address specified for such communications set forth in the Note Agreement, or such other address as such Holder shall have specified to the Guarantors in writing.

10.2 Successors and Assigns. Except as expressly contemplated by Section 5 hereof, each Guarantor may not assign any of its rights, or delegate any of its obligations, under this Guarantee without the prior written consent of the Majority Holders, and any such purported assignment by any Guarantor without the written consent of the Majority Holders shall be null and void ab initio and of no force or effect. Subject to the foregoing restriction, this Guarantee shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

10.3 Entire Agreement. This Guarantee and the Note Agreement embody the entire agreement and understanding between each Holder and the Guarantors and supersedes all prior agreements and understandings relating to the subject matter hereof.

10.4 Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the fullest extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

10.5 Headings. The headings in this Guarantee are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

10.6 Governing Law. THIS GUARANTY AND ALL ISSUES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, EACH GURANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE NOTES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEEDING AGAINST ANY GUARANTOR IN ANY OTHER JURISDICTION.

10.7 Counterparts. This Guarantee may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(Signature page(s) follow)

IN WITNESS WHEREOF, each Guarantor has caused this Guarantee to be duly executed and delivered as of the date and year first above written.

[Name of Guarantor]

By:
Name:
Title:

Notice Address for such Guarantor

Attn:

Exhibit A

Guarantee Joinder

This Guarantee Joinder (this “Guarantee Joinder”), dated as of ________ __, 202__ is made by ______________________, a ____________ (the “Additional Guarantor”), in favor of the Holders from time to time of the Notes issued pursuant to the Note Agreement (as defined below).

Capitalized terms used and not otherwise defined herein have the definitions set forth in the Note Agreement or the Guarantee (as defined below).

Preliminary Statements:

WEHEREAS, pursuant to the Note Purchase Agreement dated as of July 1, 2020 (as amended, modified, supplemented or restated from time to time, the “Note Agreement”), by and among GPAQ Acquisition Holdings, Inc., a Delaware corporation (the “Company”), and the Purchasers listed on the signature pages thereto (the “Purchasers”), the Company has issued and sold $20,726,047 aggregate principal amount of its 8.00% Convertible Notes due 2025 (the “Notes”);

WHEREAS, prior to the date hereof, one or more Subsidiaries of the Company have entered into the Subsidiary Guarantee dated as of ________ __, 202__ (the “Guarantee”), pursuant to which such Subsidiary or Subsidiaries guaranteed all the Company’s obligations under the Notes and the Note Agreement; and

WHEREAS, the Company is required pursuant to the Note Agreement to cause the Additional Guarantor to deliver this Guarantee Joinder in order to cause the Additional Guarantor to become a Guarantor of the Notes pursuant to a Subsidiary Guarantee;

NOW THEREFORE, the Additional Guarantor hereby becomes a Guarantor (as defined in the Guarantee) for all purposes of the Guarantee and accordingly assumes all obligations as such. Without limiting the foregoing, the Additional Guarantor hereby (a) jointly and severally with the other Guarantors under the Guarantee, guarantees to the Holders the prompt payment in full when due (whether at stated maturity, upon redemption, by acceleration or otherwise) and the full and prompt performance and observance of all of the Guaranteed Obligations in the same manner and to the same extent as is provided in the Guarantee, (b) accepts and agrees to perform and observe all of the covenants set forth therein, (c) waives the rights set forth in Section 3 of the Guarantee, (d) agrees to perform and observe the covenants contained in the Guarantee and (e) makes the representations and warranties set forth in Section 6 of the Guarantee.

The address for notices and other communications to be delivered to the Additional Guarantor pursuant to 10.1 of the Guarantee is set forth below the signature of the Additional Guarantor on this Guarantee Joinder.

In Witness Whereof, the Additional Guarantor has caused this Guarantee Joinder to be duly executed and delivered as of the date first above written.

(Signature page follows)

A-2

[Name of Guarantor]

By:
Name:
Title:

Notice Address for such Guarantor

A-3

ANNEX F

[Form of Officer’s Certificate]

GPAQ ACQUISITION HOLDINGS, INC.

_______, ______

Pursuant to Section 2.1(f) of the Note Purchase Agreement by and among GPAQ Acquisition Holdings, Inc., a Delaware corporation (the “Company”), and each of the Purchasers party thereto, dated July 1, 2020 (the “Purchase Agreement”), the undersigned, being the Chief Executive Officer of the Company hereby certifies as follows:

1. All of the conditions set forth in Sections 2.2, 2.3, 2.4 and 2.5 of the Purchase Agreement are satisfied on and as of the date hereof.

2. The representations and warranties of the Company contained or incorporated by reference in the Purchase Agreement were true and correct on and as of such date as though made on and as of the date hereof (unless stated to relate to another date).

3. Hunton Andrews Kurth LLP is entitled to rely on this certificate in connection with the legal opinions that they are rendering on the date hereof.

Capitalized terms used but not defined in this Officer’s Certificate shall have the respective meanings ascribed to them in the Purchase Agreement.

(Signature page follows)

The undersigned has executed this Officer’s Certificate as of the date first written above, in his capacity as Chief Executive Officer of GPAQ Acquisition Holdings, Inc.

Name:
Title: